SONIC INDUSTRIES LLC

NUMBER 4.4/5.4 LICENSE AGREEMENT

BY AND BETWEEN SONIC INDUSTRIES LLC, Licensor and

________________________, Licensee

Sonic Drive-In of ____________________, ______________________

located at _____________________________

_________________________, ______________________.

Dated:  ___________, _______.

Store No. _________
CIF No. __________

TABLE OF CONTENTS

1.DEFINITIONS.		2
1.01.	Affiliate.	2
1.02.	Control.	2
1.03.	DMA.	2
1.04.	Gross Sales.	2
1.05.	License.	3
1.06.	MSA.	3
1.07.	Person.	3
1.08.	Proprietary Marks.	3
1.09.	Protected Area.	4
1.10.	Sonic Restaurant.	4
1.11.	Sonic System.	4
1.12.	Non-traditional Locations.	4
2. LICENSE GRANT.		4
2.01.	Location.	5
2.02.	Trade Radius.	5
2.03.	Efficient Market Development and Sales Dilution.	6
2.04.	Licensee.	7
2.05.	Use of Sonic’s Marks.	7
2.06.	Site Selection.	7
2.07.	Relocation.	7
3. TERM.		8
3.01.	Initial Term.	8
3.02.	Opening of Restaurant.	8
3.03.	Option.	8
4. DUTIES OF LICENSOR.		9
4.01.	Plans.	9
4.02.	Operations Manual.	9
4.03.	Marketing Assistance.	9
4.04.	Communication.	10
4.05.	Evaluation Program.	10
5. FEES.		10
5.01.	License Fee.	10

5.02.	Royalty Fees.	10
5.03.	Brand Fee.	14
5.04.	Transfer Fee.	14
5.05.	Late Charges.	14
6. DUTIES OF LICENSEE.		15
6.01.	Sonic Restaurant Site.	15
6.02.	Construction.	15
6.03.	Equipment and Sign.	16
6.04.	Training.	17
6.05.	Compliance with Entire System.	17
6.06.	Approved Suppliers and Advertising Agencies.	19
6.07.	Best Efforts.	20
6.08.	Interference with Employment Relations of Others.	20
6.09.	SONIC’s Standards.	21
6.10.	Majority Interest Owner.	21
7. PROPRIETARY MARKS.		21
7.01.	SONIC’s Representations.	21
7.02.	Use of Marks.	21
7.03.	Licensee’s Understanding.	22
8. MANUAL.		23
9. CONFIDENTIAL INFORMATION.		23
9.01.	SONIC Proprietary and Confidential Information.	23
9.02.	Licensee’s Use of Proprietary and Confidential Information.	24
9.03.	Licensee’s Use of Sonic Operations Manual.	24
10. ACCOUNTING AND RECORDS.		25
10.01.	Due Date.	25
10.02.	Record Retention.	25
10.03.	Charitable Contributions and Discounts.	25
10.04.	Annual Reports.	25
10.05.	Audit by SONIC.	26
10.06.	Third –Party Audit.	26
10.07.	Licensee’s Failure to Timely Deliver Financial Records.	26
10.08.	Financial Disclosure.	27
11. ADVERTISING AND BRAND EXPENDITURES.		27

	11.01.	Standard Program.	27
	11.02.	Publicity.	30
12. INSURANCE.			30
	12.01.	Insurance Amounts.	30
	12.02.	SONIC as Additional Insured.	30
	12.03.	General Conditions.	31
13. TRANSFER OF INTEREST.			31
	13.01.	Assignment.	31
	13.02.	Death or Permanent Incapacity of Licensee.	31
	13.03.	Assignment to Licensee’s Corporation.	32
	13.04.	Other Assignment.	33
	13.05.	SONIC’s Right of First Refusal.	34
	13.06.	Consent to Assignments.	35
14. DEFAULT AND TERMINATION.			35
	14.01.	Automatic Termination.	35
	14.02.	Optional Termination.	36
	14.03.	Period to Cure.	36
	14.04.	Resolution of Disputes.	38
	(a)	Negotiation.	38
	(b)	Mediation.	38
	(c)	Arbitration.	38
	(d)	Excluded Controversies.	39
	(e)	Attorneys’ Fees and Costs.	40
15. OBLIGATIONS UPON TERMINATION.			40
	15.01.	Effect of Termination, Cancellation or Expiration of this Agreement.	40
	15.02.	SONIC’s Option to Purchase.	41
	15.03.	SONIC’s Obligation to Purchase.	42
	15.04.	Fair Market Value Determination.	42
16. COVENANTS.			42
	16.01.	Restrictions on Licensee.	42
	16.02.	Covenants by Others.	44
17. INDEPENDENT CONTRACTOR & INDEMNIFICATION.			45
	17.01.	Licensee not an Agent of SONIC.	45

17.02.	Cost of Enforcement.	45
17.03.	Indemnification.	45
18. EFFECT OF WAIVERS.		46
19. NOTICES.		46
19.01.	Address.	46
19.02.	Failure to Accept.	46
19.03.	Licensee’s Principal.	46
20. ENTIRE AGREEMENT.		46
20.01.	No Oral Agreements.	46
20.02.	Scope and Modification of License.	47
21. CONSTRUCTION AND SEVERABILITY.		47
21.01.	Interpretation.	47
21.02.	Scope of Protected Area.	47
21.03.	Invalidity.	47
21.04.	Binding Effect.	47
21.05.	Survival.	47
21.06.	Liability of Multiple Licensees.	48
22. BUSINESS ENTITY LICENSEES		48
22.01.	Corporate Licensee.	48
22.02.	Partnership Licensee.	48
22.03.	Limited Liability Company Licensee.	49
22.04.	Other Entity Licensee.	50
22.05.	Employee Stock Purchase Plans.	50
23. APPLICABLE LAWS.		50
24. ACKNOWLEDGEMENT.		50
24.01.	Initial Term.	51
24.02.	Consultation with Counsel.	51
24.03.	Profitability.	51
24.04.	Licensee’s Investigation.	51
24.05.	Contrary Representations.	51
24.06.	Variances to Other Licensees.	52
24.07.	Complete Agreement.	52

25. INPUT AND ADVICE FROM LICENSEES.	52
26. INJUNCTIVE RELIEF.	52
27. GENERAL RELEASE AND COVENANT NOT TO SUE.	52

SCHEDULE I – GUARANTY AND RESTRICTION AGREEMENT

           Store No._________
CIF No. _______

LICENSE AGREEMENT

THIS AGREEMENT made this ___day of ______, 200_, by and between SONIC INDUSTRIES LLC, a Delaware limited liability company (“SONIC”), and

                                                                                                                                                                           _________________________ (“Principal”)
                                                                                                                                                                           _________________________

 (all of whom shall be jointly referred to herein as the “Licensee”).

RECITALS

SONIC is the developer and the sole and exclusive owner of the right to license the distinctive and proprietary drive-in, food service system under which food is sold to the public from drive-in restaurants operated under the trade name and federally registered trademark and service mark “Sonic”.  The Sonic System so developed now includes, among other things, the following elements, all or some of which may be deleted, changed, improved or further developed by SONIC from time to time:

A.  Methods and procedures for the preparation and serving of food and beverage products.

B.  Confidential recipes for food products and distinctive service accessories (including, but not limited to, uniforms, menus, packages, containers and additional paper or plastic items).

C.  Plans and specifications for distinctive standardized premises featuring characteristic exterior style, colors, and design (including angled parking stalls equipped with menu housings, speakers and tray supports), interior furnishings, equipment layout, exterior signage, and marketing techniques and materials.

D.  A uniform method of operating which is described in the Sonic Operations Manual.

E.  Distinctive and characteristic trade names, trade dress, trademarks and service marks, including, but not limited to: “Sonic”, “Sonic Happy Eating,” “America’s Favorite Drive-In Sonic,” signs, menu housings, designs, color schemes, standardized premises featuring characteristic exterior style, canopies, colors, and design (including angled parking stalls equipped with menu housings, speakers and tray supports), interior furnishings and equipment layout, and emblems as SONIC designates in the Sonic Operations Manual or otherwise in writing or through usage as prescribed for use with the Sonic System and as may from time to time be developed.

F.  Such exclusive and trade secrets as have been and may from time to time be developed, which are owned by SONIC and which are disclosed to its licensees in confidence in connection with the construction and operation of a Sonic drive-in restaurant.

Licensee wishes to obtain a license from SONIC to operate a Sonic drive-in restaurant pursuant to the Sonic System and to be afforded the assistance provided by SONIC in connection therewith, and understands and accepts the terms, conditions and covenants set forth herein as those which are reasonably necessary to maintain SONIC’s high and uniform standards of quality and service designed to protect the goodwill and enhance the public image of the Proprietary Marks and the Sonic System, and recognizes the necessity of operating the licensed Sonic drive-in restaurant in faithful compliance therewith, and with SONIC’s standards and specifications.

1.  DEFINITIONS.

Unless the context of their use in this Agreement requires otherwise, the following words and phrases shall have the following meanings when used in initially-capitalized form in this Agreement.

1.01.    Affiliate.

The word “Affiliate” shall mean (a) any stockholder, director or officer of a specified Person (if the specified Person is a corporation), (b) any partner of a specified Person (if the specified Person is a partnership), (c) any member of a specified Person (if the specified Person is a limited liability company), (d) any employee of a specified Person, and (e) any Person which directly or indirectly through one or more intermediaries Controls the specified Person, the specified Person Controls, or shares a common Control with the specified Person.

1.02.            Control.

The word “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.03.            DMA.

The term “DMA” shall mean a Designated Market Area as defined by A.C. Nielsen Company from time to time.

1.04.            Gross Sales.

The phrase “Gross Sales” shall mean all revenues from sales resulting from all business conducted upon or from the Sonic Restaurant, whether evidenced by check, cash, credit, charge account, exchange or otherwise, and shall include (without limitation) the amounts received from the sale of goods, wares and merchandise, including sales of food, beverages and tangible property of every kind and nature, promotional or otherwise (excluding restaurant equipment) and for services performed from or at the Sonic Restaurant, whether the Licensee fills the orders from the Sonic Restaurant or elsewhere.  Each charge or sale upon credit shall constitute a sale for the full price in the month during which the charge or sale occurs, regardless of the time when the Licensee receives payment (in whole or in part) for the charge or sale.  The phrase “Gross Sales” shall not include (a) sales of merchandise for which the Licensee makes a cash refund, if previously included in Gross Sales; (b) the price of merchandise returned by customers for exchange, if the Licensee previously included the sales price of the merchandise returned by the customer in Gross Sales and includes the sales price of merchandise delivered to the customer in exchange in Gross Sales; (c) amounts received from the sale of tobacco products; (d) the amount of any sales tax imposed by any governmental authority directly on sales and collected from customers, if the Licensee adds the amount of the tax to the sales price or absorbs the amount of the sales tax in the sales price and the Licensee actually pays the tax to the governmental authority; and (e) amounts not received for menu items because of discounts or coupons, if properly documented.  The phrase “Gross Sales” also shall not include any proceeds received by the Licensee pursuant to an assignment made in accordance with the provisions of Section 13.

1.05.            License.

The word “License” shall mean the rights granted the Licensee pursuant to Section 2 of this Agreement.

1.06.            MSA.

The term “MSA” shall mean a Metropolitan Statistical Area as defined by the United States Census Bureau from time to time.  An MSA shall not include any city or town otherwise falling within the MSA which has at least 10 miles of continuous undeveloped and sparsely populated rural land between every portion of its boundary and the boundary of the city which serves as the primary metropolitan area for the MSA.

1.07.            Person.

The word “Person” shall mean any individual or business entity, including (without limitation) corporation, joint venture, general partnership, limited partnership, limited liability company, or trust.

1.08.            Proprietary Marks.

The phrase “Proprietary Marks” shall mean the distinctive and characteristic trade names, trademarks, service marks, and trade dress which SONIC designates in writing or through usage from time to time as prescribed for use with the Sonic System, including (without limitation) the terms “Sonic,” “Happy Eating,” and “America’s Favorite Drive-In”; signs; emblems; menu housings; designs; color schemes; standardized premises featuring characteristic exterior style, canopies, colors and design (including angled parking stalls equipped with menu housings, speakers and tray supports); interior furnishings; and equipment layout.

1.09.            Protected Area.

The phrase “Protected Area” shall mean the area defined by Sections 2.02 and 2.03 of this Agreement.

1.10.            Sonic Restaurant.

The phrase “Sonic Restaurant” shall mean the Sonic drive-in restaurant licensed by this Agreement.

1.11.            Sonic System.

The phrase “Sonic System” shall mean the unique, proprietary and confidential information of SONIC, including (without limitation) the Sonic Operations Manual and consisting of (a) methods and procedures for the preparation of food and beverage products; (b) confidential recipes for food products; (c) distinctive service and accessories; (d) plans and specifications for interior and exterior signs, designs, layouts and color schemes (whether copyrighted or not); (e) methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs; (f) methods of business operations and management; and (g) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants.

1.12.            Non-traditional Locations.

The phrase “Non-traditional Locations” shall mean permanent or temporary food service facilities operating under one or more of the Proprietary Marks at locations featuring facilities other than free-standing buildings with canopies devoted solely to the operation of a Sonic drive-in restaurant and accessible to the general public by automobile from public thoroughfares.  Non-traditional Locations shall include (without limitation) (a) military bases and other governmental facilities; (b) universities and schools; (c) airports and other transportation facilities; (d) stadiums, arenas and other sports and entertainment venues; (e) amusement and theme parks; (f) cafeterias and food courts in shopping centers, shopping malls, office buildings, and industrial buildings; (g) hotels and convention centers; (h) hospitals and nursing facilities; (i) museums, zoos and other public facilities; and (j) highway travel plazas, convenience stores, and gasoline filling stations.

2.  LICENSE GRANT.

SONIC grants to Licensee for the following stated term the right, license and privilege:

2.01.            Location.

(a)           To adopt and use the Sonic System at the Sonic Restaurant located at __________________________, ______________, _______________.

(b)           To have the exclusive rights to adopt and use the Sonic System for a Sonic Restaurant to be constructed within the current boundaries of the town or city of __________________, ________________, for a period of six months from the date hereof, with the obligation of selecting and having such site approved within such six month period and completing Section 2.01(a), above, within such six month period.

2.02.            Trade Radius.

Subject to the provisions of paragraphs (c) and (d), below, SONIC shall not own or operate a Sonic Restaurant and shall not franchise any other Person to own or operate a Sonic Restaurant (other than a Sonic drive-in restaurant licensed prior to the date of this Agreement) within the area determined by the following provisions:

(a)	(i)	An area defined by a radius extending one and one-half miles from the front door of the Sonic Restaurant if located within a city, town or MSA having a population of 75,000 or more.

(ii)	An area defined by a radius extending two miles from the front door of the Sonic Restaurant if located within a city, town or MSA having a population of less than 75,000 but more than 25,000.

(iii)	An area defined by a radius extending three miles from the front door of the Sonic Restaurant if located within a city, town or MSA having a population of 25,000 or less.

(iv)	An area defined by a radius extending three miles from the front door of the Sonic Restaurant if located outside a city, town or MSA.

(b)           The foregoing radius shall not extend into the contractually-granted protected radius of any Sonic drive-in restaurant in existence as of the date of this Agreement and shall not extend into the franchised area of any developer under an existing area development agreement with SONIC.  SONIC shall determine the population of an MSA from time to time after the date of this Agreement according to the latest published federal census.

(c)           SONIC shall not own, operate or license any other Person to own or operate a Non-traditional Location (other than a Non-traditional Location owned, operated or licensed prior to the date of this Agreement) within the Protected Area without the Licensee’s prior written consent.  Simultaneously with the request for that written consent, SONIC shall offer the Licensee a right of first refusal to develop the Non-traditional Location.  The Licensee must notify SONIC in writing of its decision regarding the right of first refusal to license and operate the Non-traditional Location within 30 days after SONIC notifies the Licensee of SONIC’s request for the Licensee’s written consent to own, operate and/or license the Non-traditional Location.  If the Licensee chooses to exercise its right of first refusal, the Licensee must sign SONIC’s then current form of license agreement for a Non-traditional Location for the applicable jurisdiction within 30 days after the Licensee notifies SONIC of its decision.  The Licensee then must open the Non-traditional Location within the time period specified in the license agreement (if specified) or within 12 months after the date of the license agreement (if not specified).  If the Licensee does not execute that agreement within the foregoing 30-day period or does not exercise its right of first refusal within the foregoing 30-day period, SONIC shall have the right to proceed with the ownership, operation and/or licensing of the Non-traditional Location as disclosed to the Licensee only if the Licensee has given its written consent to SONIC.  If the Licensee elects, in its sole and absolute discretion, not to give its written consent, SONIC shall not own, operate or license any other Person to own or operate the Non-traditional Location.

(d)           SONIC has and hereby further reserves the right, in its sole discretion, to acquire the assets or controlling ownership of an existing restaurant within the Protected Area. However, prior to converting an acquired restaurant to a Sonic drive-in restaurant or a Non-traditional Location within the Protected Area, SONIC shall offer the Licensee a right of first refusal to acquire the restaurant at a price equal to SONIC’s cost of acquiring the restaurant.  If the restaurant represents a part of an acquisition of multiple restaurants, SONIC shall make a reasonable allocation of its cost to acquire the restaurant.  The Licensee must notify SONIC of its decision regarding the right of first refusal within 30 days after SONIC gives the Licensee written notice of its intention to convert the restaurant to a Sonic drive-in restaurant or Non-traditional Location.  If the Licensee chooses to exercise its right of first refusal, the Licensee must sign SONIC’s then current form of license agreement for a Sonic drive-in restaurant or Non-traditional Location, and pay the required license fee, as applicable, within 20 days after the Licensee notifies SONIC of its decision.  In the event the Licensee fails to convert the restaurant to a Sonic drive-in restaurant or Non-traditional Location pursuant to the terms of the applicable license agreement, SONIC shall have the right to repurchase the restaurant from the Licensee at the same purchase price.  If the Licensee does not exercise its right of first refusal, SONIC shall have the right to own, operate and/or license other Persons to operate the restaurant in any manner which does not violate the provisions of this Agreement or SONIC may sell or otherwise dispose of the restaurant to any person or entity under any terms or conditions SONIC deems appropriate.  SONIC shall not own, operate or license any Person to operate the restaurant if the ownership or operation of the restaurant otherwise would violate the non-compete provisions of 16.01 of this Agreement if owned or operated by a Sonic licensee.

2.03.            Efficient Market Development and Sales Dilution.

The following additional provisions shall apply to the Sonic Restaurant:

(a)           In utilizing its best efforts to reduce the dilution of sales and profitability, in the event SONIC develops or licenses another Person to develop a Sonic drive-in restaurant on the same street as the Sonic Restaurant (according to the Sonic Restaurant’s designated street address) and no traffic barrier or break (such as a river or other waterway, interceding roadway, unpaved landmass, or other similar structure blocking through traffic) exists between the Sonic Restaurant and the proposed new site, notwithstanding the provisions of Section 2.02, above, the Protected Area provided by Section 2.02 shall equal two and one-half miles (each way) on that street and an additional 500 feet (each way from the center of the intersection) on any street crossing that street within the foregoing 2 1/2-mile distance.

(b)           In order to achieve efficient market development and in utilizing its best efforts to reduce the dilution of sales and profitability, in the event SONIC develops or licenses another Person to develop a Sonic drive-in restaurant within two miles of the Sonic Restaurant (if permitted under Section 2.02, above), SONIC shall apply at least the level of demographic analysis, market impact analysis, and site and market review used by SONIC as of the date of this Agreement in considering the additional site for the development of a Sonic drive-in restaurant.

2.04.            Licensee.

Licensee shall advertise to the public as a Licensee of SONIC.

2.05.            Use of Sonic’s Marks.

Licensee shall adopt and use, but only in connection with the sale of those food and beverage products which have been designated in the Sonic menu as specified in the Sonic Operations Manual, the trade names, trademarks and service marks which SONIC shall designate from time to time to be part of the Sonic System.

2.06.            Site Selection.

In the event the Licensee receives this license pursuant to Section 2.01(b), above, the selection of a site by Licensee shall be subject to the approval of SONIC in accordance with the standard site approval procedures required by this Agreement and the standard practices of SONIC.  In the event a site for the Sonic Restaurant has not been approved by SONIC before the expiration of the six month period provided for by Section 2.01(b), above, then this Agreement shall expire and be of no further force or effect.

2.07.            Relocation.

If the Licensee relocates the Sonic Restaurant during the term of this Agreement with the written consent of SONIC (which consent SONIC shall not withhold unreasonably), this Agreement shall continue to apply to the Sonic Restaurant in accordance with the terms contained in this Agreement, except that SONIC and the Licensee shall enter into an amendment to this Agreement to change the address of the Sonic Restaurant accordingly.

3.  TERM.

3.01.            Initial Term.

Unless sooner terminated as hereafter provided, the term of this License shall end 20 years from the effective date of this Agreement as set forth on the cover page to this Agreement.

3.02.            Opening of Restaurant.

Licensee expressly acknowledges and agrees that a pre-condition to opening the Sonic Restaurant shall be SONIC’s written authorization to open, which authorization shall be given only upon Licensee’s completing, to SONIC’s satisfaction, (i) construction of the Sonic Restaurant, (ii) preparation of the Sonic Restaurant for commencement of operations, and (iii) training as required by Section 6.04 of this Agreement.

3.03.            Option.

At the end of the term, if Licensee desires, Licensee may renew the License to adopt and use the Sonic System at the Sonic Restaurant for an additional 10-year term, provided that prior to the expiration of the initial term:

(a)           Licensee gives SONIC written notice of Licensee’s election to renew not less than six months nor more than 12 months prior to the end of the initial term.

(b)           Licensee is not, when notice is given, in material default of any provision of this Agreement or any amendment hereof or successor agreement hereto or in material default of any other agreement between Licensee and SONIC or SONIC’s Affiliates involving any other License Agreement and has substantially complied with the terms and conditions of this Agreement and all other such agreements, during the term thereof.

(c)           All monetary obligations owed by Licensee to SONIC or SONIC’s Affiliates from any source whatsoever (whether under this Agreement or otherwise) have been satisfied prior to renewal.

(d)           The Licensee executes a license agreement containing the same terms and conditions as this Agreement, except that the license agreement shall provide for a term of 10 years and shall contain the then current royalty rate and the then current national and local advertising and brand expenditure requirements; provided, however, that in lieu of an initial license fee, a renewal fee shall be paid to SONIC in the amount of:  (i) $3,000.00, or (ii) 20% of the then current initial license fee, whichever is greater.  However, the renewal fee shall not exceed $6,000 as adjusted for inflation on September 1 of each year in accordance with the consumer price index and using August of 1994 as the base amount.

(e)           Licensee performs such remodeling, repairs, replacements and redecorations as SONIC may reasonably require to cause the restaurant equipment and fixtures to conform to the plans and specifications being used for new or remodeled Sonic drive-in restaurants on the renewal date, provided SONIC notifies Licensee of such requirements within 30 days after receipt of Licensee’s notice of renewal.

(f)           SONIC and the Licensee execute a general release of each other, in a form satisfactory to SONIC, of any and all claims the Licensee may have against SONIC and its Affiliates, including (without limitation) all claims arising under any federal, state or local law, rule or ordinance, but excluding (as to SONIC) any claims against the Licensee for (a) unpaid moneys due SONIC or its Affiliates, (b) a material breach of the provisions of this Agreement regarding the Proprietary Marks, or (c) the violation of SONIC’s legal rights regarding the Proprietary Marks.  SONIC may waive the requirements of this paragraph (f) at SONIC’s election.

(g)           Licensee principal and/or manager at their expense attend and satisfactorily complete such retraining program as SONIC may require at its sole discretion.

(h)           Licensee meets the remodeling requirements set forth in Section 6.02(d) herein.

4.  DUTIES OF LICENSOR.

SONIC agrees to regularly advise and consult with Licensee in connection with the operation of the Sonic Restaurant and to provide to Licensee:

4.01.            Plans.

Standard Sonic Plans and Specifications for a free standing building, equipment layout and signs (See Subsection 6.03), together with advice and consultation.  Any modifications for nonstandard buildings, whether required by local zoning or building laws or otherwise, must be approved in writing by SONIC and are to be paid by Licensee.

4.02.            Operations Manual.

The Sonic Operations Manual containing the standards, specifications, procedures and methods for operating a Sonic drive-in restaurant, a copy of which will be loaned to Licensee for the term of this Agreement.

4.03.            Marketing Assistance.

Certain marketing materials and such merchandising, marketing and advertising research data and advice as may be developed from time to time by SONIC and deemed to be helpful in the operation of a Sonic drive-in restaurant.

4.04.            Communication.

Certain management development and motivational seminars and periodic newsletters which communicate to Licensee available advertising materials and new developments, techniques and improvements in areas of restaurant equipment, management, food preparation and service which are pertinent to the operation of a restaurant using the Sonic System.

4.05.            Evaluation Program.

A field evaluation of the Restaurant will be conducted for the mutual benefit of both SONIC and Licensee to promote uniform standards of operation and quality control.

5.  FEES.

5.01.            License Fee.

The Licensee shall not pay any conversion fee or initial license fee for this Agreement.

5.02.            Royalty Fees.

On or before the 20th day of each calendar month, the Licensee shall pay a royalty fee determined by the following provisions:

(a)	Number 4.4 License Agreement.

(i)           Converting from Number 4.0 License Agreements and Number 4.1 License Agreements.  For all Number 4.0 license agreements and Number 4.1 license agreements converting to this Agreement, the following provisions shall apply:

(A)           Through Original Expiration Date.  Through the original expiration date of the license agreement converted to this Agreement, the Licensee shall pay a royalty fee determined by the following scale based on Gross Sales:

Gross Sales	But Not	Royalty
Greater Than	More Than	Rate
$0.00	$10,000.00	1.00%
$10,000.00	$20,000.00	1.50%
$20,000.00	$30,000.00	2.00%
$30,000.00	$40,000.00	2.50%
$40,000.00	N/A	3.00%

The calculation of Gross Sales and the corresponding royalty fees shall take place on a cumulative basis.  For example, the formula for determining the royalty amount for monthly Gross Sales of $50,000 is: ($10,000 x .01) + ($10,000 x .015) + ($10,000 x .02) + ($10,000 x .025) + ($10,000 x .03).

(B)           Conversion of Rate.   After the original expiration date of the license agreement converted to this Agreement, the Licensee shall pay a monthly amount equal to the royalty fee determined pursuant to the Conversion Royalty Table, below.

CONVERSION ROYALTY TABLE

Gross Sales	But Not	Royalty
Greater Than	More Than	Rate
$ 0.00	$ 5,000.00	1.00%
$ 5,000.00	$10,000.00	2.00%
$10,000.00	$15,000.00	3.00%
$15,000.00	$30,000.00	4.00%
$30,000.00	$40,000.00	4.25%
$40,000.00	$50,000.00	4.50%
$50,000.00	$60,000.00	4.75%
$60,000.00	N/A	5.00%

The calculation of Gross Sales and the corresponding royalty fees shall take place on a cumulative basis.  For example, the following formula results in the calculation of the royalty fee on $50,000 of gross sales:  Royalty Fee = ($5,000 x .01) + ($5,000 x .02) + ($5,000 x .03) + ($15,000 x .04) + ($10,000 x .0425) + ($10,000 x .0450).

                                                (ii)           Converting from Number 4.2 License Agreements.  For all Number 4.2 license agreements converting to this Agreement, the following provisions shall apply:

(A)           For conversions from Number 4.2 license agreements operating under the Table I royalty rate, as elected in the Number 4.2 license agreement from which Licensee is converting:

(1)           Through First Original Expiration Date.  Through the original expiration date of the license agreement converted to the Number 4.2 license agreement or through the date elected for the royalty rate conversion pursuant to Section 5.02(a)(3) of the Number 4.2 license agreement, whichever date is earlier (the “First Original Expiration Date”), the Licensee shall pay a monthly amount equal to the sum of (a) the royalty fee determined pursuant to Table I, below, plus (b) either (i) $625.00 if Option A was elected by Licensee in the Number 4.2 license agreement from which Licensee is converting or (ii) $416.67 if Option B was elected by Licensee in the Number 4.2 license agreement from which Licensee is converting.

TABLE I

Gross Sales	But Not	Royalty
Greater Than	More Than	Rate
$ 0.00	$10,000.00	1.00%
$10,000.00	$20,000.00	1.50%
$20,000.00	$30,000.00	2.00%
$30,000.00	$40,000.00	2.50%
$40,000.00	N/A	3.00%

The calculation of Gross Sales and the corresponding royalty fees shall take place on a cumulative basis.  For example, the formula for determining the royalty amount for monthly Gross Sales of $50,000 is: ($10,000 x .01) + ($10,000 x .015) + ($10,000 x .02) + ($10,000 x .025) + ($10,000 x .03).

(2)           Through Second Original Expiration Date.  After the First Original Expiration Date and through the original expiration date of the Number 4.2 license agreement converted to this Agreement (the “Second Original Expiration Date”), the Licensee shall pay a monthly amount equal to the royalty fee determined pursuant to Table II, below.

TABLE II

Gross Sales	But Not	Royalty
Greater Than	More Than	Rate
$ 0.00	$ 5,000.00	1.00%
$ 5,000.00	$10,000.00	1.50%
$10,000.00	$15,000.00	2.00%
$15,000.00	$20,000.00	2.50%
$20,000.00	$30,000.00	3.00%
$30,000.00	$40,000.00	3.50%
$40,000.00	N/A	4.00%

The calculation of Gross Sales and the corresponding royalty fees shall take place on a cumulative basis.  For example, the following formula results in the calculation of the royalty fee on $50,000 of Gross Sales: ($5,000 x .01) + ($5,000 x .015) + ($5,000 x .02) + ($5,000 x .025) + ($10,000 x .03) + ($10,000 x .035) + ($10,000 x .04).

(3)           Conversion of Rate.  After the Second Original Expiration Date, the Licensee shall pay a monthly amount equal to the royalty fee determined pursuant to the Conversion Royalty Table, above.

(B)           For conversions from Number 4.2 license agreements operating under the Table II royalty rate, as elected in the Number 4.2 license agreement from which Licensee is converting:

(1)           Through Original Expiration Date.  Through the original expiration date of the Number 4.2 license agreement converted to this Agreement, the Licensee shall pay a monthly amount equal to the royalty fee determined pursuant to Table II, above.

(2)           Conversion of Rate.  After the original expiration date of the Number 4.2 license agreement converted to this Agreement, the Licensee shall pay a monthly amount equal to the royalty fee determined pursuant to the Conversion Royalty Table, above.

(b)           Number 5.4 License Agreement.  For all Number 5.0 license agreements and Number 5.1 license agreements converting to this Agreement, the following provisions shall apply:

(i)           Through Original Expiration Date.  Through the original expiration date of the license agreement converted to this Agreement, the licensee shall pay a royalty fee determined pursuant to Table II, above.

(ii)          Conversion of Rate.  After the original expiration date of the license agreement converted to this Agreement, the Licensee shall pay a monthly amount equal to the royalty fee determined pursuant to the Conversion Royalty Table, above.

                5.03.            Brand Fee.

(a)           On or before the 20th day of each calendar month throughout the term of this Agreement, Licensee shall pay to Sonic Brand Fund, which is administered by SONIC, a brand contribution fee in an amount equal to .75% of the Gross Sales received by Licensee from the operation of the Sonic Restaurant during the calendar month next preceding the date of such payment.  Such payment shall be forwarded with the profit and loss statement required to be provided pursuant to Section 10.01 herein.

(b)           The amount due to SONIC by Licensee pursuant to Section 5.03, above, shall be in addition to and separate from that which Licensee is obligated to spend pursuant to Section 11.01(a) of this Agreement.

5.04.            Transfer Fee.

(a)           A transfer fee in the amount of $500 shall be paid by Licensee in the event of a transfer or assignment of this Agreement (resulting in a change in Control of the License) to a licensee then-currently qualified as a licensee, excluding assignments under Subsections 13.02 and 13.03.

(b)           A transfer fee in the amount of $1,500 shall be paid by Licensee in the event of a transfer or assignment of this Agreement (resulting in a change in Control of this license) to a new licensee not then-currently qualified as a licensee, excluding assignments under Subsections 13.02 and 13.03.

5.05.            Late Charges.

In the event any payments required by Sections 5.02, 5.03 or 5.04, above, are not paid on or before the date on which they are due, a late charge in an amount equal to 1.75% per month shall be levied against such amounts due and shall be owing to SONIC by the Licensee from the date on which such obligations were due until any such obligations are paid in full.  In the event the interest rate set out in this Section 5.05 exceeds that amount permitted by Oklahoma law, then the maximum interest rate permitted by Oklahoma law shall be charged.

6.  DUTIES OF LICENSEE.

6.01.            Sonic Restaurant Site.

(a)           The site at which Licensee shall operate the Sonic Restaurant is more fully described in paragraph (a) of Section 2.01.  During the term of this Agreement, the site shall be used exclusively for the purpose of operating a franchised Sonic drive-in restaurant.

(b)           In the event the Sonic Restaurant premises suffers some physical casualty, the minimum acceptable quality and appearance for the restored restaurant will be that which existed just prior to the casualty, unless the Sonic Restaurant was below minimum acceptable standards for SONIC at the time of casualty in which event the Sonic Restaurant will be restored to a condition which meets the minimum acceptable standard according to SONIC.  However, Licensee agrees to make all reasonable effort to have the restored Sonic Restaurant reflect the then current image, design and specifications of Sonic drive-in restaurants.  If the Sonic Restaurant is substantially destroyed by fire or other casualty, Licensee may, with the written consent of SONIC elect to terminate this Agreement in lieu of Licensee reconstructing the restaurant, provided that for a period of 18 months after said election, Licensee shall not enter into, become landlord of or loan money to any restaurant business within a three- mile radius of the drive-in site which is similar in nature to, or competitive with a Sonic drive-in restaurant or considered a fast food establishment.

6.02.            Construction.

(a)           Licensee agrees to complete the construction of the Sonic Restaurant within a minimum of 365 days from the effective date of this Agreement.  Unless Licensee is remodeling an existing building, Licensee shall construct the Sonic Restaurant in accordance with the site plan approved by SONIC for such site and with SONIC’s standard construction plans and specifications (“Sonic Plans and Specifications”) and layout subject, however, to any alterations thereto that may be required by any applicable law, regulation or ordinance.  If alterations of any kind are required to be made to the site plan, as approved by SONIC, or to the Sonic Plans and Specifications or layouts for any reason, such alterations must be approved by SONIC in writing before any work is begun on the Sonic Restaurant.  The Licensee shall submit the final site layout and construction plans for the Sonic Restaurant to SONIC for its written approval.  Any costs including engineering and architectural fees incurred in obtaining approvals by the appropriate governmental authorities of the construction plans, specifications and layouts shall be paid by Licensee.

(b)           If Licensee is remodeling the existing restaurant, SONIC shall have the right to inspect and approve all plans and specifications prior to the commencement of any work.  The Licensee shall submit the final remodeling plans and specifications for the Sonic Restaurant to SONIC for its written approval.  Nothing in this section shall be construed as an endorsement or guarantee of the conformity of such plans to applicable local, state or federal building or safety codes, or a guarantee that construction will be done in conformity with such approved plans.  In any event, Licensee shall obtain written approval of such plans or written notice of SONIC’s waiver of the rights reserved hereunder prior to the commencement of construction.

(c)           Licensee shall not deviate from the approved plans and specifications in any manner in the construction or remodeling of the restaurant without the prior written approval of SONIC.  If at any time SONIC determines (prior to opening date) that Licensee has not constructed or remodeled the Sonic Restaurant in accordance with the plans and specifications approved by SONIC, SONIC shall, in addition to any other remedies, have the right to obtain an injunction from a court of competent authority against the continued construction and opening of the Sonic Restaurant, and Licensee hereby consents to any such injunction.

(d)           SONIC may require the Licensee to undertake extensive remodeling and renovation and substantial modifications to existing buildings necessary for the Licensee’s restaurant to conform with SONIC’s then existing system image.  SONIC may exercise the foregoing right at any time during the term of this Agreement, but may not require (1) the remodeling of the restaurant more than once every seven years or (2) the remodeling of a restaurant built within the preceding three years, unless the required remodeling will not exceed 15% of the original cost of the building, equipment and land improvements (as adjusted for increases in the consumer price index after the construction date of the restaurant).  Notwithstanding the foregoing, SONIC shall have the right to require the Licensee to modify or replace the large Sonic sign for the restaurant at any time during the term of this Agreement.  If SONIC exercises its right to require the Licensee to undertake extensive remodeling or renovation or substantial modification within five years of the end of the term of this Agreement, the Licensee may exercise any right to renew the term of this Agreement at that point in time in accordance with the applicable provisions of this Agreement, which renewal then shall take effect as of the expiration the then current term of this Agreement.

6.03.            Equipment and Sign.

(a)           Licensee shall only install in and about the Sonic Restaurant such equipment, fixtures, furnishings and other personal property as are required and which strictly conform to the appearance, uniform standards and specifications of SONIC existing from time to time, which shall be communicated to Licensee in the Sonic Operations Manual or otherwise in writing.  Licensee may purchase the equipment from SONIC if SONIC at that time is offering such equipment for sale on a regular basis, but is not required by this or any other agreement to do so.

(b)           In order to provide maximum exposure of the Sonic name and marks, Licensee shall prominently display and maintain at Licensee’s own expense one (1) Sonic drive-in sign (“Sign”) which complies with the specifications required by SONIC from time to time and in such location as SONIC may approve.  Licensee shall not display any other sign or advertising at the Sonic Restaurant without SONIC’s prior written approval.

(c)           Licensee may lease the required Sign from SONIC or may acquire or lease the Sign from any other source approved by SONIC.  Licensee agrees to require in any lease agreement with SONIC or other suppliers a clause giving SONIC the right to remove the Sign from the Sonic Restaurant upon termination of this Agreement.

(d)           Licensee hereby agrees that it shall, upon SONIC’s request, obtain from the landlord of the property at which the Sonic Restaurant is located, a landlord’s lien and waiver releasing all claims against any equipment or sign which belongs to SONIC.

(e)           If Licensee is or becomes a lessee of the Sonic Restaurant premises, he shall provide SONIC with a true and correct, complete copy of any such lease, and shall have included therein provisions, in form satisfactory to SONIC, expressly permitting both the Licensee and SONIC to take all actions and make all alterations referred to under subsection 15.01(c).  Any such lease shall also require the lessor thereunder to give SONIC reasonable notice of any contemplated termination and a reasonable time in which to take and make the above actions and alterations and provide that the Licensee has the unrestricted right to assign such lease to SONIC.

6.04.            Training.

(a)           Licensee acknowledges the importance of the quality of business operations among all restaurants in the Sonic System and, agrees that it will not allow any of its licensed establishments to be opened or operated without having at least one individual working full time at the Sonic Restaurant who has completed the Stage Career Development Program.  If the trained individual ceases to work full time at the Sonic Restaurant for whatever reason, the Licensee shall have 120 days in which to replace the individual with a person who has completed the Stage Career Development Program.

(b)           Licensee shall pay all traveling expenses, living expenses, and any other personal expenses for themselves and managers while enrolled in the training program.  As part of the initial franchise fee paid pursuant to Section 5.01 herein, Licensee shall have the right to have one principal and one manager of the Sonic Restaurant attend the Stage Career Development Program for no cost other than those set out in the preceding sentence.  Any additional parties attending the Stage Career Development Program shall bear the cost, including any fees and tuition due for such training program.

6.05.            Compliance with Entire System.

(a)           Licensee acknowledges that every component of the Sonic System is important to SONIC and to the operation of the Sonic Restaurant as a Sonic drive-in restaurant, including a designated menu of food and beverage products; uniformity of food specifications, preparation methods, quality and appearance; and uniformity of facilities and service.

(b)           SONIC shall have the right to inspect the Sonic Restaurant at all reasonable times to ensure that Licensee’s operation thereof is in compliance with the standards and policies of the Sonic System.  In the event that such inspection reveals any deficiency or unsatisfactory condition with respect to any aspect of the drive-in operation, Licensee shall, within 72 hours of Licensee’s receipt of notice of such condition or such other time as SONIC in its sole discretion may provide, correct or repair such deficiency or unsatisfactory condition if it is correctable or repairable within such time period, and, if not, shall within such time commence such correction or repair and thereafter diligently pursue same to completion.  The preceding sentence notwithstanding, the Licensee shall take immediate action to correct or repair any deficiency or unsatisfactory condition which poses a risk to public health or safety.  In the event Licensee fails to comply with the foregoing obligations to correct and repair, SONIC, upon 24 hours’ notice to Licensee, shall have the right, without being guilty of trespass or tort, to forthwith make or cause to be made such corrections or repairs, and the expense thereof, including board, wages, lodging and transportation of SONIC personnel, if utilized, shall be paid by Licensee upon billing by SONIC.  The foregoing shall be in addition to any other right or remedies SONIC may have.

(c)           Licensee shall comply with the entire Sonic System as described herein and in the Sonic Operations Manual, including but not limited to the following:

(i)           Operate the Sonic Restaurant in a clean, wholesome manner in compliance with prescribed standards of quality, service and cleanliness; comply with all business policies, practices and procedures imposed by SONIC; and maintain the building, equipment and parking area in a good, clean, wholesome condition and repair, well lighted and in compliance with designated standards as may be prescribed from time to time by SONIC.

(ii)           Purchase and install kitchen fixtures, lighting, and equipment, and office equipment and signs in accordance with the equipment specifications and layout initially designated by SONIC.

(iii)           Licensee shall not, without prior written consent of SONIC:  (a) make any building design conversion or (b) make any alterations, conversions or additions to the building or parking area.

(iv)           Make repairs or replacements required because of damage, wear and tear or in order to maintain the Sonic Restaurant building and parking area in good condition and in conformity with blueprints and plans.

(v)           Maintain the parking stalls, as required in the standard Sonic Plans and Specifications, for the exclusive use of Sonic Restaurant customers.

(vi)           Operate the Sonic Restaurant everyday of the year (except Easter, Thanksgiving and Christmas), and at least 10 hours per day or such other hours as may from time to time be reasonably prescribed by SONIC (except when the Sonic Restaurant is untenantable as a result of fire or other casualty), maintain sufficient supplies of food and paper products and employ adequate personnel so as to operate the Sonic Restaurant at its maximum capacity and efficiency.

(vii)           Cause all employees of Licensee, while working in the Sonic Restaurant, to:  (a) wear uniforms of such color, design and other specifications as SONIC may designate from time to time, (b) present a neat and clean appearance and (c) render competent and courteous service to Sonic Restaurant customers.

(viii)         All menu items which SONIC may deem appropriate to take fullest advantage of the potential market and achieve standardization in the Sonic System will be served, and no items which are not set forth in the Sonic Operations Manual or otherwise authorized and approved in writing by SONIC will be served.

(ix)           In the dispensing and sale of food products: (a) use only containers, cartons, bags, napkins and other paper goods and packaging bearing the approved trademarks and which meet the Sonic System specifications and quality standards, (b) use only those flavorings, garnishments and food and beverage ingredients which meet the Sonic System specifications and quality standards, which SONIC may designate from time to time and (c) employ only those methods of food handling, preparation, and serving which SONIC may designate from time to time.

(x)           Make prompt payment in accordance with the terms of invoices rendered to Licensee including but not limited to, his purchase of fixtures, equipment and food and paper supplies.

(xi)           At his own expense, comply with all federal, state, and local laws, ordinances and regulations affecting the operation of the Sonic Restaurant.

(xii)           Licensee shall not install any electronic games or other games of chance at the Sonic Restaurant without the express prior written consent of SONIC.

(xiii)          Furnish SONIC with current changes in home addresses and phone number of its owners and manager and, upon SONIC’s reasonable request, provide updates of personal financial statements or other credit information.

(xiv)                      The Licensee shall notify SONIC’s Director of Corporate Communications or, if not available, the most senior executive officer of SONIC as soon as possible and, in any event, within 12 hours after the occurrence at the Sonic Restaurant of any event which could have an adverse impact on the Sonic Restaurant and/or the Sonic System, including (without limitation) the death or serious bodily injury of any employee or customer for any reason or the risk of infection by a contagious disease.

6.06.            Approved Suppliers and Advertising Agencies.

(a) SONIC may require the Licensee (i) to purchase food, beverages, signs and equipment which meet the specifications established by SONIC, (ii) to participate in SONIC’s approved purchasing cooperative for the area in which the Sonic Restaurant is located, and (iii) to retain and utilize exclusively the marketing and advertising services of SONIC approved advertising agency of record.  In addition, the Licensee immediately shall use the Licensee’s vote or votes in all advertising cooperatives in which the Licensee participates to support the use of the advertising agency of record for the Sonic drive-in restaurant chain.

(b)           SONIC may require the Licensee to support the use of and to use the products and programs of the cola syrup supplier approved by SONIC and used by a majority of all Sonic drive-in restaurants, to the exclusion of any other supplier of cola syrup.

(c)           SONIC may require the Licensee to comply with the foregoing provisions not only for the Sonic Restaurant, but also (to the extent the Licensee exercises Control) for all other Sonic drive-in restaurants for which the Licensee serves as a licensee.

(d)           SONIC hereby explicitly retains the exclusive right to consider, review or approve any and all distributors which may hold, sell or distribute Sonic-labeled goods or products, except that SONIC shall not withhold unreasonably its approval of a supplier approved for use by a duly constituted purchasing cooperative.

(e)           The terms of this Section 6.06 shall continue in effect for as long as the Licensee serves as a licensee for a Sonic drive-in restaurant and shall survive the expiration or termination of this Agreement.

(f)           If at least 95% of all Sonic drive-in restaurants are in compliance with paragraphs (a) and (b) of Section 6.06, SONIC periodically shall submit the approved advertising agency or cola syrup supplier to competitive bid or review, but shall not be obligated to do so more often than once every three years.

6.07.	Best Efforts.

Licensee shall diligently and fully exploit his rights in this License by personally devoting his best efforts and, in case more than one (1) individual has executed this License as the Licensee, at least one (1) individual Licensee shall devote his full time and best efforts to the operation of the Sonic Restaurant.  Licensee shall keep free from any activities which would be detrimental to or interfere with the business of the Sonic Restaurant, the Sonic System, or SONIC.

6.08.            Interference with Employment Relations of Others.

During the term of this License, Licensee shall not employ or seek to employ any person who is at the time employed by SONIC or any of its subsidiaries in a management level position. In addition, during the term of this License, SONIC agrees not to employ or seek to employ any person who is at the time employed by Licensee in a management level position. This Subsection 6.08 shall not be violated if such person has left the employ of any of the foregoing parties for a period in excess of six months.

6.09.            SONIC’s Standards.

Licensee shall operate the Sonic Restaurant specified in this License in conformity with the Sonic System and the obligations set forth in this Agreement and shall strictly adhere to SONIC’s standards and policies as they exist now and as they may be from time to time modified.

6.10.            Majority Interest Owner.

Licensee represents, warrants and agrees that Licensee actually owns the majority interest in the legal and equity ownership and Control of the operation of the Sonic Restaurant, and that Licensee shall maintain such interest during the term of this License except only as otherwise permitted pursuant to the terms and conditions of this License.  Licensee shall furnish SONIC with such evidence as SONIC may request from time to time for the purpose of assuring SONIC that Licensee’s interest remains as represented herein.

7.  PROPRIETARY MARKS.

7.01.            SONIC’s Representations.

SONIC represents with respect to the Proprietary Marks that SONIC will use and permit Licensee and other licensees to use the Proprietary Marks only in accordance with the Sonic System and the standards and specifications attendant thereto which underlie the goodwill associated with and symbolized by the Proprietary Marks.

7.02.            Use of Marks.

With respect to Licensee’s licensed use of the Proprietary Marks pursuant to this Agreement, Licensee agrees that:

(a)           Licensee shall use only the Proprietary Marks designated by SONIC and shall use them only in the manner authorized and permitted by SONIC.

(b)           Licensee shall use the Proprietary Marks only for the operation of the Sonic Restaurant.

(c)           During the term of this Agreement and any renewal hereof, Licensee shall identify itself as the owner of the Sonic Restaurant in conjunction with any use of the Proprietary Marks, including, but not limited to, invoices, order forms, receipts, and contracts, as well as at such conspicuous locations on the premises of the Sonic Restaurant as SONIC shall designate in writing.  The identification shall be in the form which specifies Licensee’s name, followed by the term “Licensed Proprietor”, or such other identification as shall be approved by SONIC.

(d)           Licensee’s rights to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of SONIC’s rights.

(e)           Licensee shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of SONIC.

(f)           Licensee shall not use the Proprietary Marks as part of its corporate or other legal name if not already in existence prior to the effective date of this Agreement.

(g)           Licensee shall comply with SONIC’s instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by SONIC or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

(h)           In the event that litigation involving the Proprietary Marks is instituted or threatened against Licensee, Licensee shall promptly notify SONIC and shall cooperate fully in defending or settling such litigation.

7.03.            Licensee’s Understanding.

Licensee expressly understands and acknowledges that:

(a)           As between the parties hereto, SONIC has the exclusive right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them, and any and all use thereof by Licensee inures to the benefit of SONIC.

(b)           The Proprietary Marks are valid and serve to identify the Sonic System and those who are licensed under the Sonic System.

(c)           Licensee shall not directly or indirectly contest the validity or the ownership of the Proprietary Marks.

(d)           Licensee’s use of the Proprietary Marks pursuant to this Agreement does not give Licensee any ownership interest or other interest in or to the Proprietary Marks, except the nonexclusive license granted herein.

(e)           Any and all goodwill arising from Licensee’s use of the Proprietary Marks in its licensed operations under the Sonic System shall inure solely and exclusively to SONIC’s benefit, and upon expiration or termination of this Agreement and the License herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee’s use of the Sonic System or the Proprietary Marks.

(f)           The right and license of the Proprietary Marks granted hereunder to Licensee is nonexclusive except as provided in subsection 2.01(a) of this Agreement, and SONIC thus has and retains the right among others:

(i)           To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing licensees.

(ii)          To use the Proprietary Marks in connection with selling products and services.

(iii)         To develop and establish other systems for the same or similar Proprietary Marks, or any other Proprietary Marks, and grant licenses or franchises thereto without providing any rights therein to Licensee.

(g)           SONIC reserves the right to substitute different Proprietary Marks for use in identifying the Sonic System and the businesses operating thereunder if SONIC’s currently owned Proprietary Marks no longer can be used.

8.  MANUAL.

SONIC shall loan to Licensee for use at the Sonic Restaurant the Sonic Operations Manual prepared by SONIC for use by licensees of Sonic drive-in restaurants similar to the Sonic Restaurant to be operated by Licensee.  Licensee recognizes that the Sonic Operations Manual contains detailed information relating to operation of the Sonic Restaurant including: (a) food formulas and specifications for designated food and beverage products; (b) methods of inventory control; (c) bookkeeping and accounting procedures; (d) business practices and policies; and (e) other management, advertising, and personnel policies.  Licensee agrees to promptly adopt and use exclusively the formulas, methods and policies contained in the Sonic Operations Manual, now and as they may be modified by SONIC from time to time and to return said manual to SONIC at the expiration or earlier termination of this License.

9.  CONFIDENTIAL INFORMATION.

9.01.            SONIC Proprietary and Confidential Information.

SONIC possesses certain unique, proprietary and confidential information, consisting of methods and procedures for preparation of food and beverage products, confidential recipes for food products, distinctive service and accessories, plans and specifications for interior and exterior signs, designs, layouts and color schemes, and methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs, methods of business operations and management, and knowledge of and experience in the operation and franchising of Sonic drive-in restaurants and the Sonic System (collectively, the “Confidential Information”).  SONIC will disclose the Confidential Information to Licensee in furnishing Licensee the Sonic Plans and Specifications for a Sonic drive-in restaurant, the training program, and the Sonic Operations Manual, and in providing guidance and assistance to Licensee during the term of this Agreement.  The Sonic Operations Manual, as modified by SONIC from time to time, and the policies contained therein, are incorporated in this Agreement by reference.

9.02.            Licensee’s Use of Proprietary and Confidential Information.

Licensee acknowledges and agrees that Licensee shall not acquire any interest in the Confidential Information, other than the right to utilize it in the development and operation of the Sonic Restaurant (and other Sonic drive-in restaurants under license agreements with SONIC) during the term of this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition.  Licensee acknowledges and agrees that the Confidential Information is proprietary to SONIC, may constitute trade secrets of SONIC and is disclosed to Licensee solely on the condition that Licensee agrees, and Licensee does hereby agree, that Licensee:

(i)  shall not use the Confidential Information in any other business or capacity, or for the benefit of any other Person or entity;

(ii) shall maintain the absolute confidentiality of the Confidential Information, and shall not disclose or divulge the Confidential Information to any unauthorized Person or entity, during and after the term of the License;

(iii) shall not make unauthorized copies of any portion of the Confidential Information disclosed in printed, audio, or video form (except in connection with instruction of employees in the operation of the Sonic Restaurant); and

(iv) shall adopt and implement all procedures prescribed from time to time by SONIC to prevent unauthorized use or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure thereof to employees of the Sonic Restaurant and the use of nondisclosure and non-competition clauses in employment agreements with employees (including all owners, shareholders and partners of Licensee) who have access to the Confidential Information.

9.03.            Licensee’s Use of Sonic Operations Manual.

Licensee may not at any time, in any manner, directly or indirectly, and whether or not intentionally, copy any part of the Sonic Operations Manual, permit any part of it to be copied, disclose any part of it except to employees or other having a need to know its contents for purposes of operating the Sonic Restaurant, or permit its removal from the Sonic Restaurant without prior written consent from SONIC.  Notwithstanding anything to the contrary contained in this Agreement and provided Licensee shall have obtained SONIC’s prior written consent, the restrictions on Licensee’s disclosure and use of the Confidential Information shall not apply to the following:

(a)           information, processes or techniques which are or become generally known in the food service industry, other than through disclosure (whether deliberate or inadvertent) by Licensee; and

(b)           disclosure of the Confidential Information in judicial or administrative proceedings to the extent that Licensee is legally compelled to disclose such information, provided Licensee shall have used its best efforts, and shall have afforded SONIC the opportunity, to obtain an appropriate protective order or other assurance satisfactory to SONIC of confidential treatment for the information required to be so disclosed.

10.  ACCOUNTING AND RECORDS.

10.01.          Due Date.

On or before the 20th day of each month, Licensee shall submit to SONIC a complete profit and loss statement in a form prescribed by SONIC and such statistical reports in such form as SONIC shall reasonably require from time to time, for the previous month immediately ended.

10.02.          Record Retention.

Licensee shall keep and preserve full and complete records of the Sonic Restaurant business for at least three years in a manner and form satisfactory to SONIC and shall also deliver such additional financial, operating and other information and reports as SONIC may reasonably request on the forms and in the manner prescribed by SONIC; provided, however, that Licensee shall maintain, at a minimum, those books and records required to be kept by the Internal Revenue Service under the Internal Revenue Code for purposes of its regulation of Licensee’s business and make the same books available to SONIC.

10.03.          Charitable Contributions and Discounts.

In meeting the requirements set forth in Sections 10.01 and 10.02 above, Licensee shall keep records substantiating and enter as a line item on its financial statements amounts representing the valuation for goods (whether food, paper or otherwise) which constitute charitable contributions to third parties from the same goods out of the Sonic Restaurant.  Likewise, the Licensee shall maintain records and enter on its financial statements (particularly a line item on its profit and loss statement) information representing the value or amount of sales represented by coupons traded with and discounts granted by the Licensee at the Sonic Restaurant.

10.04.          Annual Reports.

Licensee further agrees to submit, within 90 days following the close of each fiscal year of the Sonic Restaurant’s operation, a profit and loss statement covering operations during such fiscal year and the balance sheet taken as of the close of such fiscal year.

10.05.          Audit by SONIC.

SONIC shall have the right to inspect and audit Licensee’s accounts, books, records and tax returns at all times during and after the term of this Agreement.  If such inspection discloses that Gross Sales actually exceeded the amount reported by Licensee or that Licensee failed to make advertising expenditures required by Sections 11.01(a) or 11.01(b), Licensee shall immediately pay SONIC:  (i) the additional royalty fee, brand fee and advertising expenditures; (ii) interest on all unpaid amounts (from the original due date) at a rate equal to that provided by Section 5.05 herein; and (iii) a 10% surcharge on all unpaid amounts.  If such inspection discloses that Gross Sales actually exceeded the amount reported by Licensee as Licensee’s Gross Sales by an amount equal to 3% or more of the Gross Sales originally reported to SONIC or, in the case of failing to make required advertising expenditures, that such unpaid expenditures exceeded 3% of the amount required to be expended, Licensee shall bear the cost of such inspection and audit at rates and fees customarily charged by SONIC for such auditing and inspecting services and duties.  Unpaid brand fees, including interest and surcharges collected by SONIC pursuant to this section, shall be used in accordance with the expenditures authorized by Section 5.03; nevertheless, SONIC may, on a case by case basis, at SONIC’s sole discretion, use such collected amounts in accordance with the expenditures authorized by Sections 11.01(a) and 11.01(b).  SONIC shall have the right to bring an action in its own name to collect unpaid advertising and brand expenditures required by Section 11 herein.

10.06.          Third –party Audit.

If SONIC has reason to believe that the Licensee may not have reported all of its Gross Sales, SONIC may require the Licensee to have its profit and loss statement and balance sheet certified by an independent public accountant.  Licensee shall at his expense cause a Certified Public Accountant to consult with SONIC concerning such statement and balance sheet.  The original of each such reports required by this Section 10.06 shall be mailed to SONIC’s business office at the address designated in Section 19 below.

10.07.          Licensee’s Failure to Timely Deliver Financial Records.

If Licensee fails to timely provide SONIC with complete profit and loss statements, accounts, books, records and tax returns pertaining to the Sonic Restaurant business, or fails to fully cooperate with SONIC’s audit of the Sonic Restaurant business, SONIC shall have the right to estimate Licensee’s Gross Sales for the Sonic Restaurant using information available on the Sonic Restaurant or other Sonic drive-in restaurants.  Licensee agrees to accept SONIC’s estimates as conclusively correct until Licensee fully complies with SONIC’s accounting and disclosure requirements under this Agreement.  However, if the Licensee’s subsequent accounting and disclosures reveal that Licensee under-reported Gross Sales or underpaid fees due under this Agreement, SONIC may recover all deficiencies and may litigate claims of fraud even though SONIC may have already obtained a judgment using SONIC’s estimates.  Furthermore, nothing in this Agreement or any judgment using estimates shall prevent or hinder SONIC’s further efforts and rights to obtain the accounting and disclosures which Licensee is required to give to SONIC under this Agreement.

10.08.          Financial Disclosure.

SONIC shall have the right to assemble and disseminate to third parties financial and other information regarding the Licensee and other licensees of SONIC to the extent required by law or to the extent necessary or appropriate to further the interests of the Sonic System as a whole.  SONIC shall have the right to disclose the business name, address and telephone number of the Licensee as they appear in SONIC’s records to any Person making inquiry as to the ownership of the Sonic Restaurant.  SONIC shall not disclose specific financial information regarding the Licensee or the Sonic Restaurant to any Person without (a) the Licensee’s prior, written consent or (b) being directed to disclose the information pursuant to the order of a court or other governmental agency.

11.  ADVERTISING AND BRAND EXPENDITURES.

11.01.          Standard Program.

Recognizing the value of advertising and the importance of the standardization of advertising programs to the furtherance of the goodwill and public image of the System, the parties agree as follows:

(a)           In the event the Sonic Restaurant lies within a DMA for which a SONIC-approved advertising cooperative has been formed, Licensee shall contribute to such advertising cooperative an amount required by such advertising cooperative on a schedule required by such advertising cooperative, provided that such contributions shall occur no less often than each calendar quarter and shall be of an amount not less than 3.25% of Licensee’s Gross Sales from the operation of the Sonic Restaurant during each partial or full calendar month.

(b)           In the event there exists no SONIC-approved advertising cooperative in the DMA in which the Sonic Restaurant is located, during each calendar quarter of the term of this Agreement, Licensee shall spend for approved advertising and promotion of the Sonic Restaurant (including, but not limited to, television time, radio time, newspaper display space, distributed promotional materials, but not including any amount spent on sign rent, paper products, candy or other foods which evidence SONIC’s trademarks or color patterns and the like) an amount equal to but not less than 3.25% of Licensee’s Gross Sales from the operation of the Sonic Restaurant during each partial or full calendar month.

(c)           For purposes of determining the amount which the Licensee is required to spend pursuant to Sections 11.01(a), 11.01(b) and 5.03, above, for each calendar quarter which is the subject of review, the parties hereto agree that the first two months of such calendar quarter and last month of the preceding calendar quarter shall be used in determining the Gross Sales of the Sonic Restaurant to determine the expenditures required hereunder.  For example, to determine the expenditures required for January, February and March, the parties hereto agree that they will look to December, January, and February’s sales in order to determine the Gross Sales to determine the amount which must be expended by the Licensee under these Sections 11.01(a), 11.01(b) and 5.03.  In the event the amounts required by Section 11.01(a) or 11.01(b) are not spent in a timely fashion, Licensee shall pay SONIC in accordance with Section 10.05.

(d)           All advertising by Licensee in any medium which utilizes the Proprietary Marks or refers in any way to the Sonic Restaurant shall be conducted in a dignified manner and shall conform to such standards and requirements as SONIC may specify from time to time in writing.  Licensee shall submit to SONIC (in accordance with the notice provisions contained herein), for SONIC’s prior approval (except with respect to prices to be charged), samples of all advertising and promotional plans and materials that Licensee desires to use, that use the Proprietary Marks or refer to the Sonic Restaurant and that have not been prepared or previously approved by SONIC.  If written disapproval thereof is not received by Licensee within 15 days from the date of receipt by SONIC of such materials, SONIC shall be deemed to have given the required approval.  Upon notice from SONIC, Licensee shall discontinue and/or remove any objectionable advertising material, whether or not same was previously approved by Franchisor.  If said materials are not discontinued and/or removed within five days after notice, Franchisor or its authorized agents, may, at any time, enter upon Franchisor’s premises, or elsewhere, and remove any objectionable signs or advertising media and may keep or destroy such signs or other media without paying therefore, and without being guilty of trespass or other tort.

(e)           SONIC may offer from time to time to provide, upon terms subject to the discretion of SONIC, approved local advertising and promotional plans and materials, including, without limitation, newspaper display space, distributed promotional materials.

(f)           SONIC or its designee shall maintain and administer a fund for the System as follows:

(i)           As provided in Subsection 5.03 hereof, Licensee shall pay a brand contribution fee to the Sonic Brand Fund (formerly known as Sonic Advertising Fund), which shall be administered by SONIC, and shall be deposited in a separate bank account denoted as the Sonic Brand Fund (the “Fund”).

(ii)           SONIC shall direct all brand programs with sole discretion over the creative concepts, materials, and media used in such programs.  The Fund is intended to enhance the Sonic System and maximize general public recognition and acceptance of the Proprietary Marks for the benefit of the System and the Licensee acknowledges that SONIC and its designees undertake no obligation in administering the Fund to make expenditures for Licensee which are equivalent or proportionate to Licensee’s contribution, and nothing in this Subsection shall contravene the intent in Subparagraph (iv) of Paragraph (f) of this Subsection 11.01.

(iii)           The Fund and all earnings thereof shall be used exclusively to meet any and all costs of maintaining, administering, directing and preparing advertising (including, without limitation, the cost of preparing and conducting television, radio, magazine and newspaper advertising campaigns and other public relations activities; employing advertising agencies to assist therein; and providing promotional brochures and other marketing materials to licensees in the Sonic System) as well as any other purpose that promotes, enhances or protects the Sonic System.  All sums paid by licensees to the Fund shall be maintained in a separate account from the other funds of SONIC.  The Fund shall pay SONIC monthly an amount equal to 15% of the Fund’s receipts during the preceding month, but not to exceed SONIC’s actual administrative costs and overhead, if any, as SONIC may incur in activities reasonably related to the administration or direction of the Fund for the licensees and the Sonic System, including without limitation, conducting market research, preparing marketing and advertising materials, and collecting and accounting for assessments for the Fund.  The Fund and its earnings shall not inure to the benefit of SONIC.

(iv)           All materials produced by the Fund shall be made available to all licensees without cost on a regular basis, excluding distribution costs.  This Subparagraph (iv) of Paragraph (f) of Subsection 11.01 shall not preclude SONIC from offering other materials not produced by the Fund upon terms subject to the discretion of SONIC.  (See Paragraph (e) of this Subsection 11.01.)

(v)           The Fund is not an asset of SONIC, and an independent certified public accountant designated by SONIC shall review the operation of the Fund annually, and the report shall be made available to Licensee upon request.  Notwithstanding the foregoing, the body approved and designated by SONIC as the body to consult with regarding SONIC’s maintenance and administration of the Fund (such as the current Franchise Advisory Council or its successor) may designate the independent public accountant to conduct the required review of the operation of the Fund, if requested in writing at least 30 but not more than 60 days prior to the end of each fiscal year.

(vi)           It is anticipated that most contributions to the Fund shall be expended during the year within which the contributions are made.  If, however, excess amounts remain in the Fund at the end of such year, all expenditures in the following year(s) shall be made first out of accumulated earnings, next out of current earnings, and finally from contributions.

(vii)           Although SONIC intends the Fund to be of perpetual duration, SONIC maintains the right to terminate the Fund.  Such Fund shall not be terminated, however, until all monies in the Fund have been expended for ad purposes as aforesaid.

(g)           On at least a quarterly basis, SONIC shall consult with the body approved and designated by Sonic (such as the current Franchise Advisory Council or its successor) regarding SONIC’s maintenance and administration of the Fund and shall report to that body on the Fund’s operation.

11.02.          Publicity.

SONIC shall have the right to photograph the Sonic Restaurant’s exterior and/or interior, and the various foods served, and to use any such photographs in any of its publicity or advertising, and Licensee shall cooperate in securing such photographs and consent of Persons pictured.

12.  INSURANCE.

12.01.          Insurance Amounts.

Prior to opening or taking possession of the Sonic Restaurant, the Licensee shall acquire and thereafter maintain insurance from insurance companies acceptable to SONIC.  The Licensee shall determine the appropriate limits of liability insurance but SONIC shall require the following minimum amounts and policy forms of insurance:

(a)           The Licensee shall maintain statutory worker’s compensation insurance and employer’s liability insurance having a minimum limit of liability of the greater of $500,000 or the minimum amount otherwise required by applicable state law.  SONIC shall accept participation in the Texas Sonic Employee Accident Program (“TSEAP”) or in the non-subscriber program for Sonic drive-in restaurants located in Texas as long as Texas law does not require statutory worker’s compensation insurance.

(b)           The Licensee shall maintain commercial general liability insurance, including bodily injury, property damage, products, personal and advertising injury coverage on an occurrence policy form having a minimum per occurrence and general aggregate limits of at least $1,000,000 per location.

(c)           The Licensee shall maintain non-owned automobile liability insurance having a minimum limit of $1,000,000.  The automobile policy also shall provide coverage for owned automobiles if owned or leased in the name of the Licensee.

(d)           SONIC shall have the right to require the Licensee to increase the insurance specified above by giving the Licensee 60 days’ written notice in accordance with the notice provisions of this Agreement, and the Licensee shall comply no later than the first policy renewal date after that 60-day period.

12.02.          SONIC as Additional Insured.

The Licensee shall name SONIC and SONIC’s subsidiaries and Affiliates as additional insureds under the insurance policies specified in paragraphs (a), (b) and (c) of Section 12.01, above.  The Licensee’s policies shall constitute primary policies of insurance with regard to other insurance, shall contain a waiver of subrogation provision in favor of SONIC as it relates to the operation of the Sonic Restaurant, and shall provide for at least 30 days’ written notice to SONIC prior to their cancellation or amendment.

12.03.          General Conditions.

Prior to opening or taking possession of the Sonic Restaurant, the Licensee shall furnish SONIC with certificates of insurance evidencing that the Licensee has obtained the required insurance in the form and amounts as specified above.  In addition, the Licensee shall deliver evidence of the continuation of the required insurance policies at least 30 days prior to the expiration dates of each existing insurance policy.  If the Licensee at any time fails to acquire and maintain the required insurance coverage, SONIC shall have the right, at the Licensee’s expense, to acquire and administer the required minimum insurance coverage on behalf of the Licensee.  However, SONIC shall not have any obligation to assume the premium expense and nothing in this Agreement shall constitute a guaranty by SONIC against any losses sustained by the Licensee.  SONIC may relieve itself of all duties with respect to the administration of any required insurance policies by giving 10 days’ written notice to the Licensee.

13.  TRANSFER OF INTEREST.

13.01.          Assignment.

The rights and duties created by this Agreement are personal to Licensee and SONIC has granted the License in reliance on the collective character, skill, aptitude and business and financial capacity of Licensee and Licensee’s principals.  Accordingly, except as may be otherwise permitted by this Section 13, neither Licensee nor any Person or entity with an interest in Licensee shall directly or indirectly, through one or more intermediaries, without SONIC’s prior written consent, sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any direct or indirect interest in the License; any interest in Licensee, if Licensee is a partnership, joint venture or closely held corporation; or any interest which, together with other related previous simultaneous or proposed transfers, constitutes a transfer of Control of Licensee where Licensee is registered under the Securities Exchange Act of 1934.  Any such purported assignment occurring by operation of law or without SONIC’s prior written consent and pursuant to the terms of this Section 13, shall constitute a default of this Agreement by Licensee and such purported assignment shall be null and void.

13.02.          Death or Permanent Incapacity of Licensee.

Upon the death or permanent incapacity of Licensee, the interest of Licensee in the License may be assigned either pursuant to the terms of Subsection 13.04 herein or to one or more of the following Persons:  Licensee’s spouse, heirs or nearest relatives by blood or marriage, subject to the following conditions:  (1) If, in the sole discretion of SONIC, such persons shall be capable of conducting the Sonic Restaurant business in accordance with the terms and conditions of the License, and (2) if such persons shall also execute an agreement by which they personally assume full and unconditional liability for and agree to perform all the terms and conditions of the License to the same extent as the original Licensee.  In the event that Licensee’s heirs do not obtain the consent of SONIC as assignees of the License, the personal representative of Licensee shall have the greater of 120 days or the completion of the probate of the Licensee’s estate to dispose of Licensee’s interest hereunder, which disposition shall be subject to all the terms and conditions for assignments under Subsection 13.04.

13.03.          Assignment to Licensee’s Corporation.

SONIC may, upon Licensee’s compliance with the following requirements, consent to an assignment of the License to a corporation whose shares are owned and Controlled by Licensee.  Such written materials shall be supplied to SONIC within 15 days after the request by SONIC.

(a)           Licensee’s corporation shall be newly organized, and its charter shall provide that its activities are confined exclusively to operating the Sonic Restaurant.

(b)           Licensee and Licensee’s corporation shall maintain stop transfer instructions against the transfer on Licensee’s corporation’s records of any securities with any voting rights subject to the restrictions of Section 13 hereof, and shall issue no securities upon the face of which the following printed legend does not legibly and conspicuously appear.

The transfer of this stock is subject to terms and conditions of one or more license agreements with Sonic Industries LLC.  Reference is made to said license agreement(s) and the restrictive provisions of the Articles and By-Laws of this corporation.  By agreeing to receive these securities, the transferee hereby agrees to be bound by the terms of such agreements, articles and by-laws.

(c)           At any time upon SONIC’s request, Licensee and Licensee’s corporation shall furnish company with a list of all shareholders having an interest in Licensee’s corporation, the percentage interest of such shareholder and a list of all officers and directors in such form as SONIC may require.

(d)           The corporate name of Licensee’s corporation shall not include any of the Proprietary Marks granted by the License.  Licensee and Licensee’s corporation shall not use any mark nor any name deceptively similar thereto in a public or private offering of its securities, except to reflect Licensee’s corporation’s franchise relationship with SONIC.  Any prospectus or registration Licensee or Licensee’s corporation would propose to use in such a public or private offering shall be submitted to SONIC within a reasonable time prior to the effective date thereof for the purpose of permitting SONIC to verify compliance with this requirement by Licensee and Licensee’s corporation.

(e)           Articles of Incorporation, By-Laws and all other documents governing Licensee’s corporation shall be forwarded to SONIC for approval.  The Articles of Incorporation, By-Laws and other organization and governing documents shall recite that the issuance and transfer of any interest in Licensee’s corporation are restricted by the terms of Section 13 of this Agreement.

(f)           Each shareholder of the Licensee’s corporation shall personally guarantee performance under this Agreement and shall be personally bound by the terms thereof.

(g)           Any breach of this Agreement by Licensee’s corporation shall be deemed a breach of this Agreement by each shareholder of Licensee’s corporation and each shareholder shall be personally and fully liable and obligated by any and all such breaches.

(h)           Licensee and Licensee’s corporation shall submit to SONIC, prior to any assignment hereunder, a shareholders agreement executed by the Board of Directors and ratified by all shareholders, which states that, except as may be permitted by Section 13 of this Agreement, no shares of stock or other interest in Licensee’s corporation shall be issued, transferred, or assigned to any Person or entity without SONIC’s prior written consent.

(i)           Each and every shareholder of Licensee’s corporation or any party owning a security issued by, or owning any legal or equitable interest in Licensee’s corporation or in any security convertible to a legal or equitable interest in Licensee’s corporation shall meet those same standards of approval as an individual licensee shall be required to meet prior to being included as a licensee on a standard license agreement with SONIC.

13.04.          Other Assignment.

(a)           In addition to any assignments or contingent assignments contemplated by the terms of Subsections 13.02 and 13.03 of this Section 13, Licensee shall not sell, transfer or assign the License to any Person or Persons without SONIC’s prior written consent.  Such consent shall not be unreasonably withheld.

(b)           In determining whether to grant or to withhold such consent, the following requirements must be met by Licensee:

(i)           All of Licensee’s accrued monetary obligations shall have been satisfied whether due under this Agreement or otherwise.

(ii)           SONIC and the Licensee execute a general release of each other, in a form satisfactory to SONIC, of any and all claims the Licensee may have against SONIC and its Affiliates, including (without limitation) all claims arising under any federal, state or local law, rule or ordinance, but excluding (as to SONIC) any claims against the Licensee for (a) unpaid moneys due SONIC or its Affiliates, (b) a material breach of the provisions of this Agreement regarding the Proprietary Marks, or (c) the violation of SONIC’s legal rights regarding the Proprietary Marks.  SONIC may waive the requirements of this subparagraph (ii) at SONIC’s election.

(iii)           Licensee shall not be in material breach of this Agreement or any other agreement between SONIC and Licensee.

(iv)           Assignee (or the assignee’s management, as the case may be) shall at SONIC’s sole discretion, enroll in and successfully complete such training programs as SONIC shall at that time designate according to Section 6.04 hereof.

(v)           SONIC shall consider of each prospective transferee, by way of illustration, the following:  (a) work experience and aptitude, (b) financial background, (c) character, (d) ability to personally devote full time and best efforts to managing the Sonic Restaurant, (e) residence in the locality of the Sonic Restaurant, (f) equity interest in the Sonic Restaurant, (g) conflicting interests and (h) such other criteria and conditions as SONIC shall apply in the case of an application for a new license to operate a Sonic drive-in restaurant.  SONIC’s consent shall also be conditioned each upon such transferee’s execution of an agreement by which transferee personally assumes full and unconditional liability for and agrees to perform from the date of such transfer all obligations, covenants and agreements contained in the License to the same extent as if transferee had been an original party to the License.

13.05.          SONIC’s Right of First Refusal.

(a)           If Licensee or any Person or entity with an interest in Licensee has received and desires to accept any bona fide offer to purchase all or any part of Licensee’s interest in this Agreement or in Licensee and the transfer of such interest would: (1) result in a change of Control of Licensee of this Agreement or (2) constitute a transfer of interest held by a Controlling Person of Licensee or of the License, Licensee or such Person shall notify SONIC in writing of each such offer, with such notice including the name and address of the proposed purchaser, the amount and terms of the proposed purchase price, a copy of the proposed purchase contract (signed by the parties, but expressly subject to SONIC’s right of first refusal), and all other terms and conditions of such offer.  SONIC shall have the right and option, exercisable within 20 days after SONIC’s receipt of such written notification, to send written notice to Licensee or such Person or entity that SONIC or its designee intends to purchase the interest which is proposed to be transferred on the same terms and conditions offered by the third party.  Any material change in the terms of an offer prior to closing shall cause it to be deemed a new offer, subject to the same right of first refusal by SONIC or its designee as in the initial offer.  SONIC’s failure to exercise such option shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Section with respect to the proposed transfer.  Silence on the part of SONIC shall constitute rejection.  If the proposed sale includes assets of Licensee not related to the operation of a licensed Sonic drive-in restaurant, SONIC may purchase not only the assets related to the operation of a licensed Sonic drive-in restaurant, but may also purchase the other assets.  An equitable purchase price shall be allocated to each asset included in the proposed sale.

(b)           The election by SONIC not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any subsequent offer.

(c)           Any sale or attempted sale effected without first giving SONIC the right of first refusal described above shall be void and of no force and effect.

(d)           If SONIC does not accept the offer to purchase the Sonic Restaurant, Licensee may conclude the sale to the purchaser who made the offer so long as the terms and conditions of such sale are identical to those originally offered to SONIC; provided, however, that SONIC’s approval of the assignee be first obtained, which consent shall not be unreasonably withheld upon compliance with the conditions on assignment imposed by this Agreement.

(e)           The provisions of this Section 13.05 shall not apply to any proposed transfers to members of the Licensee’s immediate family.  For the purposes of this Section 13.05, a member of the Licensee’s immediate family shall mean the Licensee’s spouse and children (by birth or adoption).  In addition, the provisions of this Section 13.05 shall not apply to any proposed transfers to Person who already own an interest (directly or indirectly) in this Agreement or the License as long as the transfer will not result in a change in Control of the Licensee or the License.

13.06.          Consent to Assignments.

With regard to any transfer, assignment or pledge of any interest in this Agreement or in the Licensee pursuant to the foregoing provisions of this Section 13, SONIC shall not withhold its consent unreasonably as long as the proposed transfer, assignment or pledge otherwise complies with the other requirements set forth in this Section 13.

14.  DEFAULT AND TERMINATION.

14.01.          Automatic Termination.

Licensee shall be deemed to be in breach of this Agreement and all rights granted herein shall automatically terminate with notice from SONIC if any of the following events occur:

(a)           Licensee shall become insolvent.

(b)           Licensee, either personally, through an equity owner, or through Licensee’s attorney, shall give oral or written notice to SONIC of Licensee’s intent to file a voluntary petition under any bankruptcy law.

(c)           A final judgment aggregating in excess of $5,000 against the Sonic Restaurant or property connected with the Sonic Restaurant which remains unpaid for 30 days.

(d)           Suit to foreclose any lien against any assets of the Sonic Restaurant is instituted against Licensee and (i) is not dismissed within 30 days, (ii) such lien is not contested and challenged through the applicable administrative agencies or courts, or (iii) a bond is not posted (if such remedy is available) to delay any such foreclosure and guarantee performance.

(e)           The assets of the Sonic Restaurant are sold after being levied thereupon by sheriff, marshal or a constable.

(f)           Transfer of this Agreement, in whole or in part, is effected in any manner inconsistent with Section 13 hereof.

14.02.          Optional Termination.

Licensee shall be deemed to be in breach of this Agreement and SONIC may, at its option, terminate this Agreement and all rights granted herein at any time during the term hereof without affording Licensee any opportunity to cure the breach, effective immediately upon Licensee’s receipt of a notice of termination, upon the occurrence of any of the following events:

(a)           If Licensee ceases to operate the Sonic Restaurant or otherwise abandons the Sonic Restaurant (other than closure permitted pursuant to Section 6.05(c)(vi) herein) or forfeits the legal right to do or transact business at the location licensed herein.

(b)           If Licensee is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of SONIC, to adversely affect the Sonic System, the Proprietary Marks, the goodwill associated therewith or SONIC’s rights therein.

(c)           If Licensee misuses or makes any unauthorized use of any of the Proprietary Marks or any other identifying characteristic of the Sonic System or otherwise materially impairs the goodwill associated therewith or SONIC’s rights therein and the Licensee cannot cure the default within 30 days.

(d)           If Licensee improperly discloses trade secrets or confidential information and the Licensee cannot cure the default within 30 days.

(e)           If continued operation of the Sonic Restaurant might endanger public health or safety.

(f)           If Licensee knowingly or through gross negligence maintains false books or records or knowingly or through gross negligence submits any false report to SONIC.

14.03.          Period to Cure.

Except as provided in Subsections 14.01 and 14.02, Licensee shall have 30 days after receipt from SONIC of a written notice of breach of this Agreement or such notice period as is required by the law of the state where the Sonic Restaurant is located, within which to remedy any breach hereunder.  However, this period to cure will not be available to Licensee, and SONIC will not be required to delay termination of this Agreement, where the breach involved is one which Licensee cannot cure within the prescribed cure period or is one which is impossible to cure.  SONIC shall have the right to terminate this Agreement and the License upon written notice to the Licensee and without any opportunity to cure after three willful and material breaches of the same provision of this Agreement within any 12-month period for which the Licensee has received written notice and an opportunity to cure.  If any such breach is not cured within that time, SONIC may, at its option, terminate this Agreement and all rights granted hereunder effective immediately on the date of receipt by Licensee of written notice of termination.  Licensee shall be in breach hereunder for any failure to comply with any of the terms of this Agreement or to carry out the terms of this Agreement in good faith.  Such breach shall include, but shall not be limited to, the occurrence of any of the following illustrative events:

(a)           If the Licensee fails to pay any past due amounts owed to SONIC after SONIC has mailed the Licensee two or more statements at least 20 days apart.

(b)           If Licensee fails to promptly pay, or repeatedly delays the prompt payment of undisputed invoices from his suppliers or in the remittance of rent and property tax as required in Licensee’s lease.

(c)           If Licensee fails to maintain and operate the Sonic Restaurant in a good, clean, and wholesome manner or otherwise is not in compliance with the standards prescribed by the Sonic System.

(d)           If Licensee attempts to assign or transfer any interest in this Agreement in violation of Section 13 herein.

(e)           If Licensee denies SONIC the right to inspect the Sonic Restaurant at reasonable times, which includes the right to photograph the interior and exterior of the Sonic Restaurant in its entirety.

(f)           If Licensee fails, refuses, or neglects to obtain SONIC’s prior written approval or consent as required by this Agreement.

(g)           If Licensee acquires any interest in another business in violation of Section 16.

(h)           If Licensee fails, refuses or neglects to provide SONIC with Licensee’s home address and home telephone number.

(i)           If Licensee breaches any other requirement set forth in this Agreement.

(j)           If Licensee, upon the destruction of the Sonic Restaurant, fails to rebuild the franchise premises and resume operation within a reasonable time (cessation of the business from a franchise premises shall not constitute default of this Agreement if caused by condemnation, expiration of a location lease pursuant to its terms at execution or when failure to rebuild following destruction of the franchised premises is prohibited by law or the location lease).

14.04.          Resolution of Disputes.

The following provisions shall apply to any controversy between the Licensee and SONIC (including an Affiliate of SONIC) and relating (a) to this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable), (b) to the parties’ business activities conducted as a result of this Agreement, or (c) the parties’ relationship or business dealings with one another generally, including all disputes and litigation pending or in existence as of the date of this Agreement.

(a)           Negotiation.

The parties first shall use their best efforts to discuss and negotiate a resolution of the controversy.

(b)           Mediation.

If the efforts to negotiate a resolution do not succeed, the parties shall submit the controversy to mediation by a mediation firm agreeable to the parties or by the American Arbitration Association, if the parties cannot agree.  The mediation shall take place in Oklahoma City, Oklahoma.

(c)           Arbitration.

If the efforts to negotiate and mediate a resolution do not succeed, the parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

(i)           Applicable Law.  The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration.

(ii)           Selection of Arbitrators.  The parties shall select three arbitrators within 10 days after the filing of a demand and submission in accordance with the Rules.  If the parties fail to agree on three arbitrators within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before three arbitrators selected in accordance the Rules.  At least one of the arbitrators shall constitute an individual selected by Sonic (or its Affiliate) who has experience with franchise law or franchise relations.  A decision or award by a majority of the arbitrators shall constitute the decision or award of the arbitrators.

(iii)           Location of Arbitration.  The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrators shall issue any award at the place of arbitration.  The arbitrators may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrators as necessary to obtain significant testimony or evidence.

(iv)           Discovery.  The arbitrators shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (a) a specific need for the discovery, (b) that the discovery likely will lead to material evidence needed to resolve the controversy, and (c) that the scope, timing and cost of the discovery is not excessive.

(v)           Authority of Arbitrators.  The arbitrators shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement; (b) to rule upon or grant any extension, renewal or continuance of this Agreement; (c) to award damages or other remedies expressly prohibited by this Agreement; or (d) to grant interim injunctive relief prior to the award.

(vi)           Scope of Proceeding.  The parties shall conduct any arbitration proceeding and resolve any controversy on an individual basis only and not on a class-wide, multiple-party, or similar basis.

(vii)           Enforcement of Award.  The prevailing party shall have the right to enter the award of the arbitrators in any court having jurisdiction over one or more of the parties or their assets.  The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrators made prior to the award.  The award of the arbitrators shall not have any precedential or collateral estoppel effect on any other controversy involving SONIC or its Affiliates.

(d)           Excluded Controversies.

At the election of SONIC or its Affiliate, the provisions of this Section 14.04 shall not apply to any controversies relating to any fee due SONIC or its Affiliate; any promissory note payments due SONIC or its Affiliate; or any trade payables due SONIC or its Affiliate as a result of the purchase of equipment, goods or supplies.  The provisions of this Section 14.04 also shall not apply to any controversies relating to the use and protection of the Proprietary Marks or the Sonic System, including (without limitation) SONIC’s right to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the Proprietary Marks or the Sonic System.

(e)           Attorneys’ Fees and Costs.

The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand and submission, including a portion of the direct costs of any in-house legal staff reasonably allocable to the time devoted to the arbitration.

15.  OBLIGATIONS UPON TERMINATION.

15.01.          Effect of Termination, Cancellation or Expiration of this Agreement.

Except as otherwise authorized pursuant to the terms of any other license agreement between SONIC and the Licensee, the Licensee shall comply with the following provisions after the expiration or termination of this Agreement and the License:

(a)           Licensee, upon any termination, cancellation or expiration of this Agreement, shall promptly pay to SONIC and SONIC’s subsidiaries any and all sums owed to them.  In the event of termination for any breach by Licensee, such sums shall include all damages, costs and expenses, including reasonable attorneys’ fees, incurred by SONIC as a result of the breach, which obligation shall give rise to and remain, until paid in full, a lien in favor of SONIC against any and all of the assets of the Sonic Restaurant owned by Licensee at the time of default.

(b)           Upon termination, cancellation or expiration hereof for any reason, all Licensee’s rights hereunder shall terminate. Licensee shall not thereafter use or adopt any trade secrets disclosed to Licensee hereunder or any paper goods, emblems, signs, displays, menu housings or other property on which SONIC’s name or Proprietary Marks are imprinted or otherwise form a part thereof or any confusing simulations thereof.  Licensee shall not otherwise use or duplicate the Sonic System or any portion thereof or assist others to do so. Licensee shall remove from the premises all signs, emblems and displays identifying it as associated with SONIC or the Sonic System.  Licensee shall cease to use and shall return to SONIC all copies of the Sonic Operations Manual, instructions or materials delivered to Licensee hereunder.

(c)           Upon termination, cancellation or expiration of this Agreement, unless otherwise directed in writing by SONIC, Licensee shall change the exterior and interior design and the decor of said premises, including, but not limited to, changing the color scheme, and shall make or cause to be made such changes in signs, buildings and structures (excluding major structural changes) as SONIC shall reasonably direct so as to effectively distinguish the same from its former appearance and from any other Sonic drive-in restaurant unit, and if Licensee fails or refuses to comply herewith, then SONIC shall have the right to enter upon the premises where said business is being conducted without being guilty of trespass or any other tort for the purpose of making or causing to be made such changes at the expense of Licensee which expense Licensee agrees to pay on demand.

(d)           Upon termination, cancellation or expiration of this Agreement, in the event Licensee is the owner of the Sign, SONIC shall have an irrevocable option to purchase the Sign for its fair market value.  In any event, Licensee shall not thereafter use any sign panels displaying SONIC’s name or Proprietary Marks or which primarily display the colors used in any other such sign at any other Sonic drive-in restaurant unit (See Subsection 15.04 for determining fair market value).  Any agent, servant or employee of SONIC may remove the Sign or any objectionable signs or advertising from the Sonic Restaurant without being guilty of trespass or other tort, and Licensee shall be liable for SONIC’s costs plus attorneys’ fees for any interference therewith.

(e)           Upon termination, cancellation or expiration of this Agreement, Licensee shall cease to hold Licensee out in any way as a licensee of SONIC or to do anything which would indicate any relationship between Licensee and SONIC.

(f)           The covenants set forth in Paragraphs (a), (b), (c), (d) and (e) of this Subsection 15.01 shall survive the termination, cancellation or expiration of this Agreement.

(g)           All rights, claims and indebtedness which may accrue to SONIC prior to termination, cancellation or expiration of this Agreement shall survive termination, cancellation or expiration and be enforceable by SONIC.

(h)           Licensee shall complete all such modifications within 30 days after this Agreement has been terminated or canceled or has expired.  Licensee and SONIC agree that SONIC’s damages resulting from a breach of the provisions of this Subsection are difficult to estimate or determine accurately.  In the event of a breach by Licensee of the provisions of this Subsection, Licensee, in addition to any and all other remedies available to SONIC herein and elsewhere, will pay SONIC double the royalty and brand fees prescribed in this Agreement until Licensee satisfactorily de-identifies the restaurant premises in the manner prescribed by this Section.  This payment shall constitute liquidated damages and shall not be construed as a penalty since such payment has been agreed to by Licensee and SONIC as reasonably representative of the actual damage sustained by SONIC in the event of such a breach.  The liquidated damages shall start on the 31st day after this Agreement has been terminated or canceled or has expired.  These liquidated damages shall not constitute either a waiver of Licensee’s obligation to de-identify or a license to use the Sonic System.  These remedies will be in addition to any other remedies SONIC may have hereunder or under federal or state law.

15.02.          SONIC’s Option to Purchase.

(a)           Upon termination, cancellation or expiration hereof, SONIC shall have the right and option to purchase all or any patented, special or unique Sonic restaurant equipment, menu housings, signs, menus and supplies of Licensee at their fair market value (See Subsection 15.04 for determining fair market value).  Such right or option of SONIC shall be exercised as provided in Paragraph (b) of this Subsection 15.02.  If SONIC elects to exercise any option to purchase herein provided, it shall have the right to set off all amounts due from Licensee to SONIC and one-half of the cost of any appraisals against any payment therefor.

(b)           In the case of termination by expiration, SONIC shall exercise SONIC’s option contained in this Subsection 15.02 by giving Licensee written notice at least 30 days prior to expiration.  In the case of termination for any other reason, SONIC shall exercise its option by giving Licensee written notice within 30 days after termination.

(c)           SONIC’s option hereunder is without prejudice to SONIC’s rights under any security agreement held by SONIC or with respect to which SONIC may have a guarantor’s or surety’s subrogation interest.  If SONIC exercises this option, SONIC may pay any debt which Licensee owes to SONIC and shall remit any balance of the purchase price to Licensee.  There shall be no allowance for goodwill.

15.03.          SONIC’s Obligation to Purchase.

(a)           Upon termination, cancellation or expiration of this Agreement, if Licensee desires to sell Licensee’s unbroken inventory packages of approved imprinted items and supplies with Proprietary Marks to SONIC, excluding all food items, SONIC shall have the obligation to repurchase such items at Licensee’s cost.

(b)           If Licensee desires to sell such items to SONIC, Licensee shall, not later than 10 days after termination, cancellation or expiration of this Agreement, give SONIC 10 days written notice of Licensee’s election and, at the expiration of the 10-days notice period, deliver such items at Licensee’s expense with an itemized inventory to the nearest Sonic drive-in restaurant owned by SONIC or other unit designated by SONIC. SONIC agrees to pay Licensee or credit Licensee’s account within seven days after said delivery.

15.04.          Fair Market Value Determination.

If the parties cannot agree on the fair market value of any item subject to an option to purchase in this Agreement within a reasonable time, one appraiser shall be designated by SONIC, one by Licensee and the two appraisers shall designate an independent appraiser, and the valuation of such third appraiser alone shall be binding.  SONIC and the Licensee each shall pay one-half of the cost of any appraisals required pursuant to this Section 15.04.

16.  COVENANTS.

16.01.          Restrictions on Licensee.

Licensee agrees and covenants as follows:

(a)           During the term of this License, Licensee shall not directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest (including interests in corporations, partnerships, trusts, unincorporated associations or joint ventures) in, (iii) loan money to or (iv) become landlord of any restaurant business which has a menu similar to that of a Sonic drive-in restaurant (such as hamburgers, hot dogs, onion rings, and similar items customarily sold by Sonic drive-in restaurants) or which has an appearance similar to that of a Sonic drive-in restaurant (such as color pattern, use of canopies, use of speakers and menu housings for ordering food, or other items that are customarily used by a Sonic drive-in restaurant).

(b)           Licensee shall not, for a period of 18 months after termination of this License for any reason, directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest (including interests in corporations, partnerships, trusts, unincorporated associations or joint ventures) in, (iii) loan money to or (iv) become a landlord of any restaurant business which has a menu similar to that of a Sonic drive-in restaurant (such as hamburgers, hot dogs, onion rings, and similar items customarily sold by Sonic drive-in restaurants) or which has an appearance similar to that of a Sonic drive-in restaurants (such as color pattern, use of canopies, use of speakers and menu housings for ordering food, or other items that are customarily used by a Sonic drive-in restaurants), and which (i) is within a three- mile radius of the Sonic Restaurant formerly licensed by this Agreement, (ii) is within a 20-mile radius of a Sonic drive-in restaurant in operation or under construction, or (iii) is located within the MSA of the Sonic Restaurant.

(c)           Licensee shall not appropriate, use or duplicate the Sonic System, or any portion thereof, for use at any other restaurant business.

(d)           During the term of this Agreement, Licensee shall (i) use Licensee’s best efforts to promote the business of the Sonic Restaurant, (ii) devote Licensee’s full time, energies and attention to the operation and management of the Sonic Restaurant, and (iii) not engage in any other business or activity that might detract from, interfere with or be detrimental to the Sonic System or Licensee’s full and timely performance under this Agreement (except the ownership and operation of other Sonic drive-in restaurants under license agreements with SONIC).

(e)           During the term of this Agreement, Licensee shall not perform or provide services as a director, officer, employee, agent, representative, consultant or in any other capacity for any other restaurant business which has a menu or appearance similar to that of a Sonic drive-in restaurant.

(f)           During the term of this Agreement, Licensee shall not directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest in, (iii) loan money, or (iv) become landlord of any operation which has granted or is granting franchises or licenses (except for those granted by SONIC) to others to operate any other restaurant business which has a menu or appearance similar to that of a Sonic drive-in restaurant.

(g)           Paragraphs (a), (b) and (f) of this Subsection 16.01 shall not apply to ownership by Licensee of less than 2% beneficial interest in the outstanding equity securities of any corporation which is registered under the Securities Exchange Act of 1934; however, this Subsection 16.01(g) shall apply to all shareholders or partners of Licensee (in the event Licensee is a corporation or partnership) and all members of Licensees’ and their immediate families, and all Persons or entities guaranteeing this Agreement.

(h)           The parties agree that each of the foregoing covenants shall be construed as independent of any covenant or provision of this Agreement.  If all or any portion of a covenant in this Section 16 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which SONIC is a party, Licensee expressly agrees to be bound by any lesser covenant subsumed with the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 16.

(i)           Licensee understands and acknowledges that SONIC shall have the right, in SONIC’s sole discretion, to reduce the scope of any covenant set forth in Paragraphs (a), (b) and (f) of this Subsection 16.01, or any portion thereof, without Licensee’s consent effective immediately upon receipt by Licensee of written notice thereof, and Licensee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Paragraph (k) of this Subsection 16.01.

(j)           Licensee expressly agrees that the existence of any claims Licensee may have against SONIC, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by SONIC of the covenants in this Section 16.

(k)           Licensee acknowledges that Licensee’s violation of the terms of this Section 16 would result in irreparable injury to SONIC for which no adequate remedy at law is available, and Licensee accordingly consents to the ex parte issuance of restraining orders, temporary and permanent injunctions and cease and desist orders prohibiting any conduct by Licensee in violation of the terms of this Section 16.

(l)           Licensee shall utilize at the Sonic Restaurant a cash register previously approved by SONIC, which such cash register shall at all times during the term of this Agreement have a non-alterable grand total function so that each item entered in such register and each day’s totals may not be altered once entered.

16.02.          Covenants by Others.

At the time of execution of this Agreement, Licensee shall provide SONIC with covenants similar in substance to those set forth in this Section 16 (including covenants applicable upon the termination of a Person’s relationship with Licensee) from the following persons:  (1) all persons employed by Licensee; and (2) all officers, directors, and holders of a direct or indirect beneficial ownership interest Licensee.  With respect to each Person who becomes associated with Licensee in one of the capacities enumerated above subsequent to execution of this Agreement, Licensee shall require and obtain such covenants and promptly provide SONIC with executed copies of such covenants.  In no event shall any Person enumerated be granted access to any confidential aspect of the Sonic System or the Sonic Restaurant prior to execution of such a covenant.  All covenants required by this Section 16 shall be furnished by SONIC to Licensee and shall include, without limitation, specific identification of SONIC as a third party beneficiary of such covenants with the independent right to enforce them.  Failure by Licensee to obtain execution of a covenant required by this Section 16 shall constitute a breach of this Agreement.

17.  INDEPENDENT CONTRACTOR & INDEMNIFICATION.

17.01.          Licensee not an Agent of SONIC.

It is understood and agreed that this Agreement does not create a fiduciary relationship between SONIC and Licensee, and that nothing herein contained shall constitute Licensee as the agent, legal representative, partner, joint venturer or employee of SONIC. Licensee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, the Sonic Restaurant and its business, including any personal property, equipment, fixtures or real property connected therewith and for all claims or demands based on damage or destruction of property or based on injury, illness or death of any person or persons, directly or indirectly, resulting from the operation of the Sonic Restaurant.

17.02.          Cost of Enforcement.

If SONIC or SONIC’s subsidiaries becomes involved in any action at law or in equity or in any proceeding opposing Licensee to secure, enforce, protect, or defend SONIC’s rights and remedies under this License, in addition to any judgment entered in SONIC’s favor, SONIC shall be entitled to demand of and (in the event SONIC prevails in such actions or proceedings) recover from Licensee the reasonable costs, expenses and attorneys’ fees incurred by SONIC.  If, in such applicable final judgment SONIC does not prevail, Licensee shall be entitled to recover from SONIC in any such action or proceeding the reasonable costs, expenses and attorneys’ fees incurred by Licensee.

17.03.          Indemnification.

If SONIC or SONIC’s subsidiaries shall be subject to any claim, demand or penalty or become a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission by Licensee, Licensee’s employees or agents, or by reason of any act occurring on the Sonic Restaurant premises, or by reason of any act or omission with respect to the business or operation of the Sonic Restaurant, Licensee shall indemnify and hold SONIC and SONIC’s subsidiaries harmless against all judgments, settlements, penalties and expenses, including attorneys’ fees, court costs and other expenses of litigation or administrative proceeding, incurred by or imposed on SONIC in connection with the investigation or defense relating to such claim or litigation or administrative proceeding and, at the election of SONIC, Licensee shall also defend SONIC and SONIC’s subsidiaries.  The Licensee shall not have any obligation to indemnify, defend or hold harmless SONIC or any other Person pursuant to the provisions of this Section 17.03 to extent the obligation arises predominantly as a proximate result of SONIC’s act or failure to act when under a duty to act.

18.  EFFECT OF WAIVERS.

No waiver by SONIC of any breach or series of breaches of this Agreement shall constitute a waiver of any subsequent breach or waiver of the terms of this Agreement.

19.  NOTICES.

19.01.          Address.

Any notice required hereunder, if not specified, shall be in writing and shall be delivered by (i) personal service, (ii) by overnight, receipted delivery service, or (iii) by United States certified or registered mail, with postage prepaid, addressed to Licensee at the Sonic Restaurant or at such other address of Licensee then appearing on the records of SONIC or to SONIC at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, attention General Counsel, or at the subsequent address of SONIC’s corporate headquarters.  Either party, by a similar written notice, may change the address to which notices shall be sent.

19.02.          Failure to Accept.

If SONIC is unable to give actual notice of any breach or termination of this Agreement because Licensee has failed to provide SONIC with a current address, because Licensee fails to accept or pick up this mailed notice, or due to any reason which is not the fault of SONIC, then such notice shall be deemed as given when SONIC sends such notice by overnight receipted delivery service or registered or certified mail, postage prepaid.

19.03.          Licensee’s Principal.

Licensee has designated on the first page of this Agreement a Principal to serve as the party receiving primary notice on behalf of the parties hereto.  Each Licensee hereby agrees that SONIC may send its notices and communications under this Agreement to the Principal provided for herein, that each SONIC may use the Principal as its primary contact for purposes of communications and notices permitted or required hereunder, and that all communications and notices given by SONIC to the Principal will be just as effective on each Licensee as though the same had been given to each Licensee.

20.  ENTIRE AGREEMENT.

20.01.          No Oral Agreements.

This Agreement and all addenda, appendices and amendments hereto constitute the entire agreement between the parties and supersede all prior and contemporaneous, oral or written agreements or understandings of the parties.

20.02.          Scope and Modification of License.

No interpretation, change, termination or waiver of any of the provisions hereof shall be binding upon SONIC unless in writing signed by an officer of SONIC.  No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party hereto to enforce any claim or right hereunder, whether or not liquidated, which occurred prior to the date of such modification, waiver, termination, rescission, discharge or cancellation.

21.  CONSTRUCTION AND SEVERABILITY.

21.01.          Interpretation.

The recitals shall be considered a part of this Agreement.  Section and Subsection captions are used only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections, Subsections, Paragraphs and Subparagraphs to which they refer.  Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural where the context requires.

21.02.          Scope of Protected Area.

Neither party to this Agreement intends to expand the scope of any covenants or commitments contained in Section 2 beyond the terms and provisions expressly stated in Section 2, and the parties to this Agreement agree that no Person, court or arbitrator may interpret any of the foregoing covenants or commitments in Section 2 in that manner.

21.03.          Invalidity.

If any part of this Agreement for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect.  In the event any material provision of this Agreement shall be stricken or declared invalid, SONIC reserves the right to terminate this Agreement.

21.04.          Binding Effect.

This Agreement shall be binding upon the parties, their heirs, executors, personal representatives, successors or assigns.

21.05.          Survival.

Any provisions of this Agreement which impose an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the parties.

21.06.          Liability of Multiple Licensees.

If Licensee consists of more than one Person or entity, each such Person and entity, and each proprietor, partner or shareholder of each such entity shall be jointly and severally liable for any and all of Licensee’s obligations and prohibitions under this Agreement.  Consequently, if and when a Person or entity as Licensee is in breach of this Agreement and fails or is unable to cure such breach in a timely manner, SONIC may terminate the rights of the so-affected Person or entity under this Agreement whereby this Agreement is terminated as to only such Person or entity while remaining fully effective as to all other Persons and entities remaining as Licensee on this Agreement.  This Person or entity removed as Licensee shall remain jointly and severally obligated with the Persons and entities remaining as Licensee for any and all obligations and liabilities of Licensee which occurred or accrued through the date of removal of said Person or entity.

22.  BUSINESS ENTITY LICENSEES

22.01.          Corporate Licensee.

If the Licensee is a corporation, the Licensee shall comply with the following provisions:

(a)           Purpose.  The certificate of incorporation of the Licensee, if incorporated after August 31, 1994, shall provide that the purpose of the corporation shall consist only in the development, ownership, operation and maintenance of Sonic drive-in restaurants.

(b)           Transfer Restrictions.  The certificate of incorporation of the Licensee shall provide that the Licensee shall not issue any additional capital stock of the Licensee and that no stockholder may transfer, assign or pledge any issued capital stock of the Licensee without the prior, written consent of SONIC, and each stock certificate issued to evidence the capital stock of the Licensee shall contain a legend disclosing the foregoing restriction.  SONIC shall not withhold its consent to the issuance of additional capital stock or a transfer, assignment or pledge without a reasonable basis.  In giving its consent, SONIC shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the capital stock execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(c)           Stockholder Guaranty.  Each stockholder of the Licensee shall execute the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(d)           Documents.  Prior to SONIC’s execution of this Agreement, the Licensee shall deliver to SONIC photocopies of its certificate of incorporation and issued stock certificates reflecting compliance with the provisions of this Section 22.01.

22.02.          Partnership Licensee.

If the Licensee is a partnership, the Licensee shall comply with the following provisions:

(a)           Purpose.  The partnership agreement and certificate of limited partnership (if applicable) of the Licensee, if formed after August 31, 1994, shall provide that the purpose of the partnership shall consist only in the development, ownership, operation and maintenance of Sonic drive-in restaurants.

(b)           Transfer Restrictions.  The partnership agreement and certificate of limited partnership (if applicable) of the Licensee shall provide that the Licensee shall not issue any additional partnership interests in the Licensee and that no partner may transfer, assign or pledge a partnership interest in the Licensee without the prior, written consent of SONIC.  SONIC shall not withhold its consent to the issuance of additional partnership interests or a transfer, assignment or pledge without a reasonable basis.  In giving its consent, SONIC shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the partnership interest execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(c)           Partner Guaranty.  Each partner of the Licensee shall execute the Guaranty and Restriction Agreement appearing as Attachment I to this Agreement.

(d)           Documents.  Prior to SONIC’s execution of this Agreement, the Licensee shall deliver to SONIC photocopies of its partnership agreement and certificate of limited partnership (if applicable) reflecting compliance with the provisions of this Section 22.02.

22.03.          Limited Liability Company Licensee.

If the Licensee is a limited liability company, the Licensee shall comply with the following provisions:

(a)           Purpose.  The articles of organization and operating agreement of the Licensee, if organized after August 31, 1994, shall provide that the purpose of the limited liability company shall consist only in the development, ownership, operation and maintenance of Sonic drive-in restaurants.

(b)           Transfer Restrictions.  The articles of organization and operating agreement of the Licensee shall provide that the Licensee shall not issue any additional membership interests in the Licensee and that no member may transfer, assign or pledge any membership interests in the Licensee without the prior, written consent of SONIC.  SONIC shall not withhold its consent to the issuance of additional membership interests or a transfer, assignment or pledge without a reasonable basis.  In giving its consent, SONIC shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the membership interest execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(c)           Member Guaranty.  Each member of the Licensee shall execute the Guaranty and Restriction Agreement appearing as Attachment I to this Agreement.

(d)           Documents.  Prior to SONIC’s execution of this Agreement, the Licensee shall deliver to SONIC photocopies of its articles of organization and operating agreement reflecting compliance with the provisions of this Section 22.03.

 22.04.         Other Entity Licensee.

If the Licensee is any other form of business entity, the Licensee shall deliver to SONIC photocopies of its organizational documents containing provisions substantially similar to those required by Sections 22.01 through 22.03.

22.05.          Employee Stock Purchase Plans.

The Licensee shall have the right to transfer up to 49% of its outstanding capital stock or other equity interests to an employee stock purchase plan as long as one individual who qualifies as a licensee of SONIC continues to own and Control, directly or indirectly, at least 51% of the Licensee’s outstanding capital stock or other equity interests.

23.  APPLICABLE LAWS.

The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of Oklahoma, provided that if the laws of the State of Oklahoma would not permit full enforcement of Section 16 of this Agreement, then the laws of the state in which the Sonic Restaurant is located or Licensee is domiciled shall apply to the extent that any or all of such laws more fully permit enforcement of Section 16 of this Agreement.  Notwithstanding the foregoing, the franchise laws or regulations of the state in which the Sonic Restaurant is located, in effect on the original date of this Agreement, shall apply to this Agreement.  Licensee agrees that jurisdiction over Licensee and venue exist and are proper within the same federal judicial district where the corporate headquarters of SONIC are located and within any and all other courts, whether federal, state, or local, located within that district.  Licensee waives any and all defenses and objections, and Licensee agrees not to assert any defense or objection to jurisdiction over Licensee and to venue as described hereinabove regarding any action, proceeding or litigation instituted by SONIC against Licensee.  SONIC and Licensee agree that any and all breaches of this Agreement, including breaches occurring after termination, cancellation, or expiration of this Agreement, shall be deemed to have occurred where the corporate headquarters of SONIC are located.

24.  ACKNOWLEDGEMENT.

Licensee acknowledges that:

24.01.          Initial Term.

The term of this Agreement is for a single 20-year term with no promise or representation as to the renewal of this Agreement or the grant of a new license except as provided herein.

24.02.          Consultation with Counsel.

Licensee hereby represents that Licensee has received a copy of this Agreement and has had an opportunity to consult with Licensee’s attorney with respect thereto at least 10 days prior to Licensee’s execution hereof.  Licensee further represents that Licensee has had this Agreement in hand for review at least five business days prior to Licensee’s execution hereof.

24.03.          Profitability.

No representation has been made by SONIC as to the future profitability of the Sonic Restaurant.

24.04.          Licensee’s Investigation.

Prior to the execution of this Agreement, Licensee has had ample opportunity to contact existing licensees of SONIC and to investigate all representations made by SONIC relating to the Sonic System.  The Licensee has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves substantial business risks making the success of the venture largely dependent on the business abilities of the Licensee.  SONIC disclaims and the Licensee has not received from SONIC or its Affiliates any express or implied warranty or guaranty from regarding the potential volume, profits or success of the business venture contemplated by this Agreement.  The Licensee has not relied on any express or implied warranty or guaranty from SONIC or its Affiliates regarding the potential volume, profits or success of the business venture contemplated by this Agreement.

24.05.          Contrary Representations.

The Licensee knows of no representations by SONIC or its Affiliates about the business contemplated by this Agreement which contradict the terms of this Agreement.  The Licensee has not relied on any representations from SONIC or its Affiliates about the business contemplated by this Agreement which contradict the terms of this Agreement or the disclosures set forth in the Franchise Offering Circular delivered to the Licensee in connection with the issuance of this Agreement.

24.06.          Variances to Other Licensees.

The Licensee understands that other developers and licensees may operate under different forms of agreements and, consequently, that SONIC’s rights and obligations with regard to its various licensees may differ materially in certain circumstances.

24.07.          Complete Agreement.

This agreement supersedes any and all other agreements or representations respecting the Sonic Restaurant and contains all the terms, conditions and obligations of the parties with respect to the grant of this Agreement.

25.   INPUT AND ADVICE FROM LICENSEES.

In connection with the implementation of or significant changes in the programs or policies referred to in Sections 6.04, 6.05(c), 6.06, 8, and 11.01(f) of this Agreement, SONIC shall solicit input and advice from a group of licensees gathered together for such purpose (whether established ongoing for such purpose or gathered on an ad hoc basis from time-to-time).  SONIC further shall use its best efforts to ensure that such groups are balanced in terms of geographic base, size of operating group, and period of tenure within the Sonic system.  Notwithstanding the foregoing, this Section 25 shall not have any effect unless the license agreements in effect for at least one-third of all Sonic drive-in restaurants contain this provision or a substantially similar provision.

26.   INJUNCTIVE RELIEF.

The Licensee acknowledges that SONIC’s remedy at law for any breach of any of the Licensee’s covenants under this Agreement (other than involving only the payment of money) would not constitute an adequate remedy at law and, therefore, SONIC shall have the right to obtain temporary and permanent injunctive relief in any proceeding brought to enforce any of those provisions, without the necessity of proof of actual damages.  However, nothing in this Section 26 shall prevent SONIC from pursuing separately or concurrently one or more of any other remedies available at law, subject to the provisions of Section 14.04 of this Agreement.

27.   GENERAL RELEASE AND COVENANT NOT TO SUE.

The Licensee hereby releases Sonic Corp., its subsidiaries, and the officers, directors, employees and agents of Sonic Corp. and its subsidiaries from any and all claims and causes of action, known or unknown, which may exist in favor of the Licensee as of the date of this Agreement.  In addition, the Licensee covenants that the Licensee shall not file or pursue any legal action or complaint against any of the foregoing entities or Persons with regard to any of the foregoing claims or causes of action released pursuant to this Section 27.  SONIC hereby releases the Licensee and its officers, directors, employees and agents from any and all claims and causes of action, known or unknown, which may exist in favor of SONIC as of the date of this Agreement, except for any claims for (a) unpaid moneys due SONIC or its Affiliates, (b) a material breach of the provisions of this Agreement regarding the Proprietary Marks, or (c) the violation of SONIC’s legal rights regarding the Proprietary Marks.  In addition, SONIC covenants that SONIC shall not file or pursue any legal action or complaint against any of the foregoing entities or Persons with regard to any of the claims or causes of action released by SONIC pursuant to this Section 27.

Executed on the dates set forth below, to have effect as of ______________, 200___.

Licensee is converting the following license agreement, which originally expired on _____________________, ________ (select one):

Number 4.0 ___ (converts to Number 4.4 License Agreement)
Number 4.1 ___ (converts to Number 4.4 License Agreement)
Number 4.2 Table I* ___ (converts to Number 4.4 License Agreement)
Number 4.2 Table II ___ (converts to Number 4.4 License Agreement)
Number 5.0 ___ (converts to Number 5.4 License Agreement)
Number 5.1 ___ (converts to Number 5.4 License Agreement)

*For conversions from Number 4.2 license agreements operating under the Table I royalty rate, as elected in the Number 4.2 license agreement, the original expiration date of the license agreement converted to the Number 4.2 license agreement, or the date elected to convert to the Table II royalty rate as allowed by Section 5.02(a)(3) of the Number 4.2 license agreement, whichever is earlier,  was ___________________, _____.

SONIC:                                                                                                   Sonic Industries LLC

By: _________________________________
      (Vice) President
Date: _______________________, 200__

Licensee:                                                                                               ____________________________________

Date:_______________________, 200__

____________________________________

                                                                                                                Date:_______________________, 200__

Schedule I

Guaranty and Restriction Agreement

GUARANTY AND RESTRICTION AGREEMENT

The undersigned (jointly and severally or individually, the “Guarantor”), Sonic Industries LLC (“SONIC”), and       (the “Licensee”) enter into this Guaranty and Restriction Agreement (this “Guaranty”) as of            , 200__.

WITNESSETH:

Whereas, SONIC is entering into a license agreement (the “License Agreement”) dated the same date as this Agreement with the Licensee for the Sonic drive-in located at      ,      ,             (the “Drive-in”); and

Whereas, as a condition to entering into the License Agreement, SONIC has asked the Guarantor to provide a personal guaranty of all obligations of the Licensee Agreement; and

Whereas, SONIC has also asked the Guarantor and the Licensee to agree to a restriction on the transfer of interests in the Licensee; and

Whereas SONIC, the Guarantor, and the Licensee are willing to enter into those agreements based upon the terms and conditions of this Agreement.

Now, therefore, in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.           Personal Guaranty of Payments.  The Guarantor hereby guarantees the prompt and full payment of all obligations under the License Agreement including:

(a)           all royalties due SONIC pursuant to the License Agreement,

(b)           all brand contribution fees to the Sonic Brand Fund pursuant to the License Agreement,

(c)           all contributions to approved advertising cooperatives pursuant to the License Agreement, and

(d)           any other obligations owing to SONIC or its Affiliates (as defined in the License Agreement) relating to the Drive-in, including any sign lease agreement.

2.           Nature of Guaranty.  This guaranty shall constitute an absolute, unconditional, irrevocable, and continuing guaranty.  SONIC shall not have any obligation to take any action against any other person or entity for collection of any payments prior to making any demand for payment or bringing any action against the Guarantor.

3.           Permitted Actions.  From time to time, SONIC shall have the right to take, permit, or suffer to occur any “Permitted Action,” as defined below, without modifying, reducing, waiving, releasing, impairing or otherwise affecting the obligations of the Guarantor under this Agreement, without giving notice to the Guarantor or obtaining the Guarantor’s consent, without the necessity of any reservations of rights against the Guarantor, and without liability on the part of SONIC.  As used in this Section 3, the phrase “Permitted Action” shall mean (a) an agreed extension of time for payment of any sum due under the License Agreement, (b) an agreed change in the manner or place of payment of any sums due under the License Agreement, (c) any waiver by SONIC of any defaults under the provisions of the License Agreement, (d) any delay or failure by SONIC to exercise any right or remedy SONIC may have under the License Agreement, (e) the granting by SONIC of any leniencies, waivers, extensions, and indulgences under the License Agreement, and (f) any agreed amendments to the License Agreement.

4.           Waiver of Notice of Acceptance.  The Guarantor acknowledges and waives notice of SONIC’s acceptance of the Guarantor’s guaranty pursuant to the terms of this Agreement.

5.           Restrictions on Transfer.  The Licensee shall not issue any additional shares of capital stock without the prior, written consent of SONIC.  The Guarantor shall not transfer, assign, or pledge any of its shares of capital stock in the Licensee to any person without the prior, written consent of SONIC.

6.           Disputes.  Any dispute between the parties concerning this Agreement will be resolved in accordance with the mediation and arbitration provisions contained in the License Agreement.

7.           Attorneys’ Fees, Costs and Expenses.  In any action brought by SONIC to enforce the obligations of the Guarantor, SONIC shall also have the right to collect its reasonable attorneys’ fees, court costs, and expenses incurred in the action.

8.           Headings.  The headings used in this Agreement appear strictly for the parties’ convenience in identifying the provisions of this Agreement and shall not affect the construction or interpretation of the provisions of this Agreement.

9.           Binding Effect.  This Agreement binds and inures to the benefit of the parties and their respective successors, legal representatives, heirs, and permitted assigns.

10.         Waiver.  The failure of a party to insist in any one or more instances on the performance of any term or condition of this Agreement shall not operate as a waiver of any future performance of that term or condition.

11.         Governing Law.  Notwithstanding the place where the parties execute this Agreement, the internal laws of Oklahoma shall govern the construction of the terms and the application of the provisions of this Agreement.

12.         Amendments.  No amendments to this Agreement shall become effective or binding on the parties, unless agreed to in writing by all of the parties to be bound by the amendment.

13.         Time.  Time constitutes an essential part of each and every part of this Agreement.

14.         Notice.  Except as otherwise provided in this Agreement, when this Agreement makes provision for notice or concurrence of any kind, the sending party shall deliver or address the notice to the other party by certified mail, telecopy, or nationally-recognized overnight delivery service to the addresses shown on exhibit “A” to this Agreement.

All notices pursuant to the provisions of this Agreement shall run from the date that the other party receives the notice or three business days after the party places the notice in the United States mail.  Each party may change the party’s address by giving written notice to the other parties.

15.         Release and Covenant Not To Sue.  The Guarantor and the Licensee, and each of them, hereby release all claims and causes of action which the Guarantor or the Licensee, or both of them, may have against Sonic Corp., its subsidiaries, and the stockholders, directors, officers, employees, and agents of Sonic Corp. and its subsidiaries.  The Guarantor and the Licensee, and each of them, further covenant not to sue any of the foregoing persons or entities on account of any of the foregoing claims or causes of action.

Executed and delivered as of the day and year first set forth above.

SONIC:                                                                                                                   Sonic Industries LLC

By: _________________________________
                                                               (Vice) President

Guarantor:                                                                                                              ____________________________________

                                 ____________________________________

Licensee:
By: ________________________________
       Its:

This Guaranty and Restriction Agreement signature page is for the following:
Sonic Drive-In # _______

EXHIBIT “A”

Notice addresses are as follows:

SONIC:                                                                                   300 Johnny Bench Drive
Oklahoma City, OK 73104
Attention:  General Counsel
(405) 225-5973 Fax

Guarantors:

(___) ___-____ Fax

(___) ___-____ Fax

Licensee:

(___) ___-____Fax